UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box: ☐

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

CITIZENS COMMUNICATIONS COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

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Three High Ridge Park, Stamford, CT 06905 (203) 614-5600

April 9, 2008

Dear Fellow Stockholder:

On behalf of the board of directors of Citizens Communications Company, I am pleased to invite you to attend our 2008 Annual Meeting of Stockholders. The meeting will be held at our offices located at Three High Ridge Park, Stamford, Connecticut 06905, on Thursday, May 15, 2008 at 10:00 a.m., Eastern Daylight Savings Time.

At this meeting, you will be asked:

1.	To elect 12 directors;

2.	To adopt an amendment to our Restated Certificate of Incorporation to change our name to Frontier Communications Corporation;

3.	To adopt an amendment to our Restated Certificate of Incorporation to replace the enumerated purposes clause with a general purposes clause;

4.	To consider and vote upon a stockholder proposal, if presented at the meeting;

5.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2008; and

6.	To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

It is important that your shares be represented, whether or not you attend the meeting. In order to ensure that you will be represented, we ask that you sign, date, and return the enclosed proxy card. You may also vote your shares via the Internet or by telephone. Information regarding voting by mail, the Internet, or telephone is included on the proxy card instructions. If present, you may revoke your proxy and vote in person.

Attendance at the meeting will be limited to stockholders as of the record date, or their authorized representatives, and our guests. If you are planning to attend the meeting please mark the appropriate box on the proxy card.

We look forward to seeing you at the meeting.

Cordially,

Mary Agnes Wilderotter
Chairman of the Board of Directors,
President and Chief Executive Officer

Three High Ridge Park, Stamford, CT 06905 (203) 614-5600

April 9, 2008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 15, 2008

To the Stockholders of

CITIZENS COMMUNICATIONS COMPANY:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Citizens Communications Company will be held at the company’s offices, Three High Ridge Park, Stamford, Connecticut 06905, on Thursday, May 15, 2008, at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

1.	To elect 12 directors;

2.	To adopt an amendment to our Restated Certificate of Incorporation to change our name to Frontier Communications Corporation (the “Name Change Amendment”);

3.	To adopt an amendment to our Restated Certificate of Incorporation to replace the enumerated purposes clause with a general purposes clause (the “Purposes Clause Amendment” and together with the Name Change Amendment, the “Amendments”);

4.	To consider and vote upon a stockholder proposal, if presented at the meeting;

5.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2008; and

6.	To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

The board of directors fixed the close of business on March 19, 2008 as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. At the close of business on March 19, 2008, there were 327,591,265 shares of our common stock entitled to vote at the meeting.

A complete list of stockholders entitled to vote at the meeting will be open to the examination of stockholders on the meeting date and for a period of ten days prior to the meeting at our offices at Three High Ridge Park, Stamford, Connecticut 06905, during ordinary business hours.

By Order of the Board of Directors
Hilary E. Glassman
Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders to be held on May 15, 2008

Our proxy statement is attached. Financial and other information concerning our company is contained in our Annual Report for the fiscal year ended December 31, 2007. Pursuant to new rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2007 Annual Report are available on our website at www.czn.com. Additionally, and in accordance with new SEC rules, you may access our proxy statement at www.proxyvote.com, which does not have “cookies” that identify visitors to the site.

CITIZENS COMMUNICATIONS COMPANY

Three High Ridge Park

Stamford, Connecticut 06905

PROXY STATEMENT

2008 Annual Meeting of Stockholders

THE MEETING

Introduction

This proxy statement is being furnished to the stockholders of Citizens Communications Company, a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at our 2008 annual meeting of stockholders and at any adjournments thereof.

This proxy statement and the accompanying form of proxy are first being sent to holders of our common stock on or about April 9, 2008.

Date, Time and Place

The meeting will be held on May 15, 2008, at 10:00 a.m., Eastern Daylight Savings Time, at our offices located at Three High Ridge Park, Stamford, Connecticut 06905.

Matters to be Considered

At the meeting, stockholders will be asked to elect 12 directors, to adopt the Name Change Amendment, to adopt the Purposes Clause Amendment, to consider and vote upon a stockholder proposal, if presented, and to ratify the selection of our independent registered public accounting firm. See “ELECTION OF DIRECTORS,” “PROPOSED AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION,” “STOCKHOLDER PROPOSAL” and “RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.” The board of directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote; Quorum

Stockholders as of the record date, i.e., the close of business on March 19, 2008, are entitled to notice of and to vote at the meeting. As of the record date, there were 327,591,265 shares of common stock outstanding and entitled to vote, with each share entitled to one vote. Holders of a majority of the outstanding shares entitled to vote must be present in person or represented by proxy in order for action to be taken at the meeting.

Required Votes

Election of Directors. Under our by-laws, the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward the nominee’s achievement of a majority. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withholds authority to vote for the nominee will have the same effect as a vote against the nominee.

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director until his or her successor is elected and qualified. To address this “hold-over” issue, we have adopted a policy under which, in non-contested elections, if a director fails to win a majority of affirmative votes for his or her election, the director must immediately tender his or her resignation from the board, and the board will decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled meeting.

Approval of the Amendments to the Restated Certificate of Incorporation. Approval of the Amendments requires the affirmative vote of the holders of a majority of the common stock outstanding and entitled to vote at the meeting. Abstentions will have the same effect as a vote against approving the Amendments.

Stockholder Proposal. Approval of the stockholder proposal requires the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a vote against approving the stockholder proposal. Under the rules of the New York Stock Exchange (“NYSE”), brokers are not permitted to vote shares on this matter if they do not receive voting instructions from the beneficial owners of such shares. Such “broker non-votes” will be considered present for purposes of establishing a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote on the stockholder proposal.

Selection of Auditors. The ratification of the selection of KPMG LLP as our independent registered public accounting firm is being submitted to stockholders because we believe that this action follows sound corporate practice and is in the best interests of the stockholders. If the stockholders do not ratify the selection by the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the meeting, the Audit Committee of the board of directors will reconsider the selection of the independent registered public accounting firm, but such a vote will not be binding on the Audit Committee. If the stockholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of a new independent registered public accounting firm at any time during the year if they believe that this change would be in our and our stockholders’ best interests. Abstentions will have the same effect as a vote against ratification of the auditors.

Voting Recommendations

The board of directors recommends that you vote FOR each nominee for director named, FOR adoption of the Name Change Amendment, FOR adoption of the Purposes Clause Amendment, AGAINST the stockholder proposal and FOR ratification of the selection of our independent registered public accounting firm for 2008.

Voting and Revocation of Proxies

Stockholders are requested to vote by proxy in one of three ways:

•	Use the toll-free telephone number shown on your proxy card;

•	Visit the Internet website at www.proxyvote.com and follow the on-screen instructions; or

•	Date, sign and promptly return your proxy card in the enclosed postage prepaid envelope.

Common stock represented by properly executed proxies, received by us or voted by telephone or via the Internet, which are not revoked will be voted at the meeting in accordance with the instructions contained therein. Subject to the broker non-vote rules discussed above under “Required Votes,” if instructions are not given, proxies will be voted FOR election of each nominee for director named, FOR adoption of the Name Change Amendment, FOR adoption of the Purposes Clause Amendment, AGAINST the stockholder proposal and FOR ratification of the selection of our independent registered public accounting firm.

Voting instructions, including instructions for both telephonic and Internet voting, are provided on the proxy card. The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to vote their shares and confirm that their voting instructions have been properly recorded. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from

Internet access providers and telephone companies, which must be borne by the stockholder. If you do vote by Internet or telephone, it will not be necessary to return your proxy card.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone voting will depend on their voting procedures.

If a stockholder neither returns a signed proxy card, votes by the Internet or by telephone, nor attends the meeting and votes in person, his or her shares will not be voted.

Any proxy signed and returned by a stockholder or voted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to our Secretary, at our address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the Internet, or by voting in person at the meeting. Attendance at the meeting will not alone constitute revocation of a proxy.

“Householding” of Annual Report and Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Annual Report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Annual Report and/or the proxy statement, or if you hold in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Illinois Stock Transfer Company (in writing: 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606-6905; by telephone: in the U.S., Puerto Rico and Canada, 1-800-757-5755; outside the U.S., Puerto Rico and Canada, 1-312-427-2953).

If we are householding materials to your address and you wish to receive a separate copy of the Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Illinois Stock Transfer as indicated above.

Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from stockholders by telephone, personal interview or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. In addition to solicitation by our directors, officers and employees, we have engaged The Proxy Advisory Group, LLC, a proxy solicitation agent, in connection with the solicitation of proxies for the meeting. We will bear the costs of the fees for the solicitation agent, which are not expected to exceed $35,000. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common stock held of record by them, and these custodians will be reimbursed for their reasonable expenses.

Independent Registered Public Accounting Firm

We have been advised that representatives of KPMG LLP, our independent registered public accounting firm for 2007, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions of stockholders.

Transfer Agent

Our transfer agent is Illinois Stock Transfer Company. You should contact the transfer agent, at the phone number or address listed below, if you have questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

Illinois Stock Transfer Company

209 West Jackson Boulevard, Suite 903

Chicago, IL 60606-6905

Telephone: (800) 757-5755 (in the U.S., Puerto Rico and Canada)

or (312) 427-2953 (outside the U.S., Puerto Rico and Canada)

Fax: (312) 427-2879

OWNERSHIP OF COMMON STOCK

Set forth below is certain information as of March 19, 2008 with respect to the beneficial ownership of our common stock (as determined under the rules of the SEC) by (1) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding shares of common stock, which is our only class of voting securities (to our knowledge, there are no such beneficial owners of more than 5% of our outstanding shares of common stock), (2) each director and nominee for director, (3) each of the executive officers named in the Summary Compensation Table under “Executive Compensation,” and (4) all of our directors and executive officers as a group. Except as otherwise stated, the business address of each person listed is c/o Citizens Communications Company, Three High Ridge Park, Stamford, Connecticut 06905. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the common stock beneficially owned and has not pledged such common stock as security for any obligations.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership			Percent of Class
Kathleen Q. Abernathy	39,952	(a	)	*
Leroy T. Barnes, Jr.	27,557	(b	)	*
Peter C.B. Bynoe	20,258	(c	)	*
John H. Casey, III (d)	390,012			*
Michael T. Dugan	17,252	(e	)	*
Jeri B. Finard	49,031	(f	)	*
Lawton Wehle Fitt	49,933	(g	)	*
Peter B. Hayes	197,934	(h	)	*
William M. Kraus	26,639	(i	)	*
Daniel J. McCarthy	197,040	(j	)	*
Cecilia K. McKenney	112,294	(k	)	*
Howard L. Schrott	40,804	(l	)	*
Larraine D. Segil	40,496	(m	)	*
Donald R. Shassian	164,503	(n	)	*
Bradley E. Singer (o)	39,402	(p	)	*
David H. Ward	36,718	(q	)	*
Myron A. Wick, III	50,407	(r	)	*
Mary Agnes Wilderotter	905,616	(s	)	*
All directors and executive officers as a group (21 persons) (d)	2,807,803	(t	)	*

*	Less than 1%.

(a)	Includes 10,000 shares that may be acquired upon the exercise of stock options as of March 19, 2008 or within 60 days thereafter. We refer to these stock options as “currently exercisable.” Also includes 25,877 shares that may be acquired upon the redemption of stock units. Directors may elect to redeem stock units upon termination of service in the form of cash or shares of our common stock. See “Director Compensation —Non-Employee Director Compensation Program” below.

(b)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 15,557 shares that may be acquired upon the redemption of stock units.

(c)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 6,408 shares that may be acquired upon the redemption of stock units.

(d)	Mr. Casey retired as Executive Vice President, effective November 15, 2007.

(e)	Consists of 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 7,252 shares that may be acquired upon the redemption of stock units.

(f)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 33,531 shares that may be acquired upon the redemption of stock units.

(g)	Consists of 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 39,933 shares that may be acquired upon the redemption of stock units.

(h)	Includes 83,184 restricted shares over which Mr. Hayes has sole voting power but no dispositive power and 74,750 shares held by a family trust.

(i)	Includes 15,639 shares that may be acquired upon the redemption of stock units and 1,718 shares held in the William M. Kraus Trust.

(j)	Includes 86,584 restricted shares over which Mr. McCarthy has sole voting power but no dispositive power and 9,408 shares held in a 401(k) plan.

(k)	Includes 75,315 of restricted shares over which Ms. McKenney has sole voting power but no dispositive power.

(l)	Includes 5,000 shares that may be acquired upon the exercise of currently exercisable stock options and 30,804 shares that may be acquired upon the redemption of stock units.

(m)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 26,496 shares that may be acquired upon the redemption of stock units.

(n)	Includes 144,881 of restricted shares over which Mr. Shassian has sole voting power but no dispositive power.

(o)	Mr. Singer has determined not to stand for re-election at the annual meeting.

(p)	Consists of 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 29,402 shares that may be acquired upon the redemption of stock units.

(q)	Consists of 21,079 shares that may be acquired upon the exercise of currently exercisable stock options and 15,639 shares that may be acquired upon the redemption of stock units.

(r)	Consists of 10,000 shares that may be acquired upon the exercise of currently exercisable stock options, 32,407 shares that may be acquired upon the redemption of stock units and 8,000 shares held in the Myron A. Wick, III Trust U/A/D 2/21/56.

(s)	Includes 623,985 restricted shares over which Mrs. Wilderotter has sole voting power but no dispositive power and 266,631 shares held by a family trust.

(t)	Includes 1,159,848 restricted shares over which executive officers have sole voting power but no dispositive power, 116,079 shares that may be acquired pursuant to the exercise of currently exercisable stock options by directors, 111,648 shares that may be acquired pursuant to the exercise of currently exercisable stock options by executive officers and 278,945 shares that may be acquired upon the redemption of stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Such directors, officers and greater than 10% stockholders are also required to furnish us with copies of all such filed reports.

Based solely upon a review of the copies of such reports furnished to us, or representations that no reports were required, we believe that during the year ended December 31, 2007, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

At the meeting, 12 directors are to be elected to serve until the next annual meeting or until their successors have been elected and qualified. All of the following nominees are currently serving as directors. Directors will be elected by a majority of the votes of the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote at the meeting. Bradley E. Singer, who has served as a director since 2005, has determined not to stand for re-election. Accordingly, the board has fixed the number of directors constituting the full board at 12, effective immediately prior to the annual meeting. Since last year’s annual meeting, the board of directors elected Peter C.B. Bynoe as a director, effective October 1, 2007.

The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote FOR the 12 nominees named by the board of directors and listed on the following table. In case any of these nominees should become unavailable for any reason, the persons named in the enclosed form of proxy have advised that they will vote for such substitute nominees as the board of directors may propose.

Name and present position, if any, with the company	Age, period served as director, other business experience during the last five years and family relationships, if any
Kathleen Q. Abernathy	Ms. Abernathy, 51, has served as a Director since April 2006. Since March 2006, Ms. Abernathy has been a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP. From June 2001 to December 2005, she served as a Commissioner at the Federal Communications Commission. Prior to that time, she was Vice President, Public Policy at Broadband Office Communications, Inc., a provider of commercial communications services, from 2000 to 2001.

Leroy T. Barnes, Jr.	Mr. Barnes, 56, has served as a Director since May 2005. Prior to his retirement, he was Vice President and Treasurer of PG&E Corp., a holding company for energy-based businesses, from 2001 to 2005 and Vice President and Treasurer of Gap Inc., a clothing retailer, from 1997 to 2001. Mr. Barnes is a Director of Longs Drugs Stores, Inc., Herbalife International and The McClatchy Company.

Peter C.B. Bynoe	Mr. Bynoe, 57, has served as a Director since October 2007. Since January 2008, Mr. Bynoe has served as a Senior Counsel in the Chicago office of the international law firm DLA Piper US LLP. Since February 2008, he has been a Managing Director at Loop Capital Markets LLP. From March 1995 until December 2007, Mr. Bynoe was a senior Partner at DLA Piper US LLP and served on its Executive Committee. Prior to that, he managed Telemat Ltd., a business consulting firm that he founded in 1982. Mr. Bynoe is a Director of Rewards Network, Inc. and the Covanta Holding Corporation.

Michael T. Dugan	Mr. Dugan, 59, has served as a Director since October 2006. Since September 2006, Mr. Dugan has been a Senior Technical Advisor to DISH Network Corporation (formerly EchoStar Communications Corporation). From November 2005 to September 2006, he was Chief Technical Officer of DISH, from May 2004 to November 2005, he was a Senior Advisor and Independent Consultant to DISH and from April 2000 to May 2004, he was President and Chief Operating Officer of DISH. Prior to that time, Mr. Dugan held various positions with DISH and its subsidiaries since 1990. Mr. Dugan is a Director of DISH.

Jeri B. Finard	Ms. Finard, 48, has served as a Director since December 2005. She was Executive Vice President and Chief Marketing Officer of Kraft Foods, Inc., a manufacturer and marketer of packaged foods and beverages, from April 2006 to May 2007. Prior to that time, Ms. Finard was Executive Vice President, Global Category Development of Kraft Foods, Inc. from April 2005 to April 2006, Group Vice President and President of N.A. Beverages Sector of Kraft Foods,

Name and present position, if any, with the company	Age, period served as director, other business experience during the last five years and family relationships, if any
Inc. from October 2004 to April 2005, Executive Vice President of Kraft Foods North America from 2000 to 2004 and General Manager of Kraft’s Coffee Division in 2004 and of Kraft Food’s Desserts Division from 2000 to 2003.

Lawton Wehle Fitt	Ms. Fitt, 54, has served as a Director since January 2005. Ms. Fitt has been a Senior Advisor to GSC Group, an alternative investment manager, since October 2006, and a Founding Partner of Circle Financial Group, LLC, an investment group, since February 2006. Prior to that time, she was Secretary (Chief Executive Officer) of the Royal Academy of Arts from October 2002 to March 2005 and a Partner and Managing Director of Goldman Sachs from 1994 to 2002. Ms. Fitt is a Director of Ciena Corporation, Reuters Group PLC and Overture Acquisition Corp.

William M. Kraus	Mr. Kraus, 82, has served as a Director since 2002. Prior to his retirement, Mr. Kraus was a Director of Century Communications Corp. and Centennial Cellular Corp. from 1985 to 1999.

Howard L. Schrott	Mr. Schrott, 53, has served as a Director since July 2005. Since February 2006, Mr. Schrott has been a Principal in Schrott Consulting, a division of AMMC, Inc., a management consulting firm, for which he also serves as Chief Financial Officer. Prior to that time, he was Chief Financial Officer of Liberty Corporation, a television broadcaster, from 2001 to February 2006.

Larraine D. Segil	Ms. Segil, 59, has served as a Director since March 2005. Ms. Segil has been Chief Executive Officer of Larraine Segil Inc. (formerly Larraine Segil Productions, Inc.), since 1987 and Co-Founder of The Lared Group, a business strategy consulting group, since 1987. She has also been a senior research fellow at the IC2 Institute at the University of Texas, Austin on strategy and alliances, since 1991, a member of the Entrepreneurs Board of Advisors for the UCLA Anderson School of Management since 1991 and a member of the board of LARTA, the Los Angeles Technology Alliance since 1994. From 2003 until December 2006, Ms. Segil was a Partner of Vantage Partners, a business strategy consulting group.

David H. Ward	Mr. Ward, 70, has served as a Director since 2003. Mr. Ward has been Treasurer of Voltarc Technologies, Inc., a specialty lamp manufacturer, since 2007 and was Chief Financial Officer of Voltarc from 2001 to 2007. He has also been a Principal of Lighting Technologies Holdings, Inc. (successor to Innovative Technologies Group LLC), a holding company owning several lighting manufacturing companies, since 1999.

Myron A. Wick, III	Mr. Wick, 64, has served as a Director since March 2005. Mr. Wick has been Managing Director of McGettigan & Wick, Co., an investment banking firm, since 1988 and a Principal of Proactive Partners, L.P., a merchant banking fund, since 1989. He is also a Director of Tanknology, Inc. and Modtech, Inc and Chairman of Horizon Fuel Cell Technology and The Hoffman Institute and a Trustee of St. Mark’s School.

Mary Agnes Wilderotter, Chairman of the Board, President and Chief Executive Officer	Mrs. Wilderotter, 53, has served as a Director since 2004. She has served as our President and Chief Executive Officer since November 2004 and as our Chairman of the Board since December 2005. Prior to joining our company, she was Senior Vice President – World Wide Public Sector of Microsoft Corp. from February 2004 to November 2004 and Senior Vice President – Worldwide Business Strategy of Microsoft Corp. from 2002 to 2004. From 1997 to 2002, she was President and Chief Executive Officer of Wink Communications, an interactive telecommunications and media company. Mrs. Wilderotter is a Director of Xerox Corporation and Yahoo!, Inc.

The board of directors recommends that you vote FOR the election of all nominees for director.

DIRECTOR COMPENSATION

The following table sets forth compensation information for 2007 for each person who served as a non-employee member of our board of directors during 2007. Mary Agnes Wilderotter, our Chairman, President and Chief Executive Officer, is not included in this table as she is an employee of the company and thus receives no compensation for her services as a director. The compensation received by Mrs. Wilderotter as an employee of the company is shown in the Summary Compensation Table elsewhere in this proxy statement.

2007 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Unit Awards (1)(2)	Option Awards (2)(3)	All Other Compensation (4)	Total
Kathleen Q. Abernathy	—	$179,541	—	—	$179,541
Leroy T. Barnes, Jr.	$74,000	$42,167	—	—	$116,167
Peter C.B. Bynoe	$4,000	$20,736	$27,194	—	$51,930
Michael T. Dugan	$57,000	$47,765	$24,774	—	$129,539
Jeri B. Finard	—	$182,115	—	—	$182,115
Lawton Wehle Fitt	—	$203,941	—	—	$203,941
Stanley Harfenist (5)	—	$203,517	—	$1,919,749	$2,123,266
William M. Kraus	$66,500	$58,215	—	—	$124,715
Howard L. Schrott	$46,583	$115,655	—	—	$162,238
Larraine D. Segil	$31,000	$143,202	—	—	$174,202
Bradley E. Singer (6)	$30,000	$116,600	—	—	$146,600
Edwin Tornberg (5)	$21,667	$80,867	—	$496,514	$599,048
David H. Ward	$85,334	$61,871	—	—	$147,205
Myron A. Wick, III	$38,000	$138,286	—	—	$176,286

(1)	The amounts shown in this column represent the dollar amount recognized by us for stock unit grants to directors for financial statement reporting purposes with respect to 2007 in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”). As such, these amounts may include amounts from awards granted in and prior to 2007. For a discussion of valuation assumptions, see Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. The dollar amount of dividends on stock units is reflected in such amounts. Dividends are paid on stock units held by directors at the same rate and at the same time as we pay dividends on shares of our common stock. No above-market or preferential dividends were paid with respect to any stock units. Dividends on stock units are paid in the form of additional stock units.

For directors who have elected to receive cash in settlement of their stock unit accounts upon termination of service, we revalue their stock units in accordance with FAS 123R on a quarterly basis to reflect the then current value of the units. Accordingly, the amounts shown in this column will differ from the grant date fair value shown below in footnote (2), which is fixed on the date of grant. Further, the grant date fair values shown below in footnote (2) include only grants made in 2007, whereas the amounts shown in the table above reflect amounts from grants made in other years as well.

(2)	The following table sets forth (a) the grant date fair value, pursuant to FAS 123R, of the stock units granted to directors in 2007, (b) the aggregate number of stock units held by directors at year-end and (c) the aggregate number of stock options held by directors at year-end. For Mr. Bynoe, the grant date fair value, pursuant to FAS 123R, of the stock options granted to him in 2007 was $27,194.

Name	Grant Date Fair Value of Stock Unit Grants in 2007	Number of Stock Units Held at Year-End	Number of Stock Options Held at Year-End
Kathleen Q. Abernathy	$168,060	20,937	10,000
Leroy T. Barnes, Jr.	$50,260	12,057	10,000
Peter C.B. Bynoe	$20,376	1,468	10,000
Michael T. Dugan	$50,260	3,752	10,000
Jeri Finard	$162,178	28,591	10,000
Lawton Wehle Fitt	$181,982	34,993	10,000
Stanley Harfenist	$96,855	—	—
William M. Kraus	$50,260	12,139	—
Howard L. Schrott	$135,119	25,864	5,000
Larraine D. Segil	$135,119	21,556	10,000
Bradley E. Singer	$135,119	24,462	10,000
Edwin Tornberg	$50,260	—	—
David H. Ward	$50,260	12,139	21,079
Myron A. Wick, III	$135,119	27,467	10,000

(3)	The amounts in this column represent the dollar amount recognized by us for stock option grants to directors for financial reporting purposes with respect to 2007 in accordance with FAS 123R. For a discussion of valuation assumptions, see Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. The grant date fair values of stock options granted in 2007 are shown in footnote (2) above.

(4)	The amounts in this column represent the cash paid to Messrs. Harfenist and Tornberg in settlement of their stock unit accounts upon their retirements from the board of directors. For a discussion of how these amounts were determined, see “Non-Employee Director Compensation Program” below.

(5)	Messrs. Harfenist and Tornberg retired from the board of directors on May 17, 2007.

(6)	Mr. Singer has determined not to stand for re-election at the annual meeting.

Non-Employee Director Compensation Program

Directors who are also our employees receive no remuneration for service as a member of our board of directors or any committee of the board. Each director who is not our employee is entitled to receive a retainer, which he or she has the option of receiving in the form of 5,760 stock units, as described below, or a cash payment of $40,000, in each case payable in advance in quarterly installments on the first business day of each quarter. Each director is required to irrevocably elect by December 31 of the prior year whether to receive his or her retainer in cash or in stock units. Each non-employee director receives a fee of $2,000, plus reasonable expenses, for each in-person meeting of the board of directors or committee of the board attended and $1,000 for each telephonic meeting of the board of directors or committee of the board attended, in each case payable in arrears on the last business day of each quarter. The Lead Director receives an additional annual stipend of $15,000, the chair of the Audit Committee receives an additional annual stipend of $25,000, the chair of the Compensation Committee receives an additional annual stipend of $15,000, the chair of the Nominating and Corporate Governance Committee receives an additional annual stipend of $7,500 and the chair of the Retirement Plan Committee receives an additional annual stipend of $5,000. The annual stipends paid to the Lead Director and each of the committee chairs are payable in arrears in equal quarterly installments on the last business day of each quarter.

Upon commencement of services as a director, each non-employee director is granted options to purchase 10,000 shares of common stock at an exercise price equal to the closing price of our common stock on the date the director is elected to the board. The option grants are made under the Non-Employee Directors’ Equity Incentive Plan (the “Directors Plan”). Prior to adoption of the Directors Plan on May 25, 2006, these option grants were made under our Amended and Restated 2000 Equity Incentive Plan. These options become exercisable six months after the grant date and expire on the tenth anniversary of the grant date or, if earlier, on the first anniversary of a director’s termination of service with respect to options granted after May 25, 2006. Directors also receive an annual stock unit award, which is currently fixed at 3,500 stock units, on the first business day of each year. These stock awards were made under the Non-Employee Directors’ Deferred Fee Equity Plan (the “Predecessor Plan”) for years prior to 2007 and under the Directors Plan starting in 2007.

In addition, each member of the board of directors and his or her spouse is eligible to participate in our medical, dental and vision plans at the same contribution rates as our management employees. Retired directors and their spouses who were participating in these plans at the time of their retirement from our board may continue to participate in the plans, but generally are required to pay 100% of the cost.

In addition to electing the form of his or her annual retainer, a director may elect to have either 50% or 100% of his or her meeting fees, and in the case of the Lead Director and committee chairs their annual stipends, paid in cash or stock units. If a director elects payment of his or her fees in stock units, units are credited in an amount that is equal to the cash payment the director otherwise would have received, based upon a formula where the cash payment amount is the numerator and the “Initial Market Value” of our common stock is the denominator. Under the Predecessor Plan, the Initial Market Value was equal to 85% of the average of the high and low prices of the common stock on the first trading day of the year in which the units are earned. Under the Directors Plan, the Initial Market Value is equal to 85% of the closing price of the common stock on the grant date of the units. Stock units are earned quarterly and credited to the director’s account on the first business day of the quarter in which the fees were earned. We hold all stock units until a director’s termination of service, at which time the units are redeemable, at the director’s election, in either cash or in shares of our common stock. Under limited circumstances, the board of directors may also authorize hardship redemption of some or all of a director’s stock units prior to the director’s termination of service.

Messrs. Harfenist and Tornberg retired from the board on May 17, 2007 and each elected to receive cash in settlement of his stock unit account. Accordingly, each received cash equal to the fair market value of the stock units in his stock unit account. Fair market value of a stock unit is equal to the fair market value of a share of our common stock (a) on the date of retirement, with respect to stock units awarded under the Directors Plan and (b) on the tenth day following the date of retirement, with respect to stock units awarded under the Predecessor Plan. The settlement of their stock unit accounts took place on May 29, 2007 in accordance with the plans.

Mr. Singer has determined not to stand for re-election at the annual meeting. As of the date of this proxy statement, Mr. Singer has elected to receive cash in settlement of his stock unit account upon leaving the board, valued as set forth in the immediately preceding paragraph.

CORPORATE GOVERNANCE

We maintain corporate governance policies and practices that reflect what the board of directors believes are “best practices,” as well as those that we are required to comply with pursuant to the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the NYSE. A copy of our Corporate Governance Guidelines is available upon request to our Secretary, or may be viewed or downloaded from our website at www.czn.com.

Director Independence

The board of directors is required to affirmatively determine that a majority of our directors is independent under the listing standards of the NYSE. The board of directors undertakes an annual review of director independence. As a result of this review, the board of directors affirmatively determined that Messrs. Barnes, Bynoe, Dugan, Kraus, Schrott, Singer, Ward and Wick and Mses. Abernathy, Finard, Fitt and Segil are independent under the rules of the NYSE. In determining director independence, the board of directors reviewed not only relationships between the director and our company, but also relationships between our company and the organizations with which the director is affiliated. After considering the relevant facts and circumstances, the board of directors determined that none of these individuals has a material relationship with our company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with our company), other than as a director of our company, and that each of these directors is free from any relationship with our company that would impair the director’s ability to exercise independent judgment. The board determined that the following relationships are not material relationships and therefore does not affect the independence determinations: Mr. Dugan is a Senior Technical Advisor and a member of the Board of Directors of DISH Network Corporation (formerly EchoStar Communications Corporation). We made payments to DISH under our agreement with DISH which accounted for less than 1% of DISH’s gross consolidated revenues in each of the last three years. Ms. Fitt is a member of the Board of Directors of Ciena Corporation. Over the past three years, we purchased an immaterial amount of communications equipment from an affiliate of Ciena.

Meetings of the Board of Directors

The board of directors held seven meetings in 2007. Each incumbent director attended at least 75% of the aggregate of these meetings (during the period that he or she served as a director) and the total number of meetings held by all committees of the board on which he or she served. It is our policy that the directors attend the annual meeting of stockholders. Eleven of the 12 directors who were members of the board of directors at the time of last year’s annual meeting of stockholders attended that meeting.

Committees of the Board

The board of directors has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Retirement Plan.

Audit Committee. The Audit Committee is composed of five independent directors and operates under a written charter adopted by the board of directors. A copy of the Audit Committee Charter is available upon request to our Secretary, or may be viewed or downloaded from our website, www.czn.com. The Audit Committee currently consists of Mr. Schrott, as Chair, Messrs. Barnes, Singer and Ward, and Ms. Segil. Each member of the Audit Committee is financially literate, as required by the listing standards of the NYSE. In addition, the board of directors has determined that each of Messrs. Schrott and Ward meets the standard of an “audit committee financial expert” under the rules of the SEC. Mr. Barnes is a member of four public company audit committees, including our Audit Committee. Although we do not specifically limit the number of audit committees on which our Audit Committee members may serve, we do limit at three the number of public boards, in addition to our own, on which our non-employee directors may serve. As the rules of the NYSE require, our board of directors considered Mr. Barnes’ ability to serve on the Audit Committee and determined that his service on the other audit committees would not impair his ability to effectively serve on our Audit Committee. The Audit Committee met eight times in 2007.

The Audit Committee selects our independent registered public accounting firm. Management is responsible for our internal controls and financial reporting process. The Audit Committee assists the board of directors in undertaking and fulfilling its responsibilities in monitoring (i) the integrity of our consolidated financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications of our internal auditors and the independence and qualifications of our independent registered public accounting firm, and (iv) the performance of our internal audit function and independent registered public accounting firm.

In accordance with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the NYSE, the Audit Committee pre-approves all auditing and permissible non-auditing services that will be provided by KPMG LLP, our independent registered public accounting firm.

In accordance with the rules of the SEC, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee. The Compensation Committee is composed of four independent directors and operates under a written charter adopted by the board of directors. A copy of the Compensation Committee Charter is available upon request to our Secretary, or may be viewed or downloaded from our website, www.czn.com. The Compensation Committee reviews our general compensation strategies; acts as the committee for our incentive compensation plans; and establishes and reviews compensation for the Chief Executive Officer and other executive officers. The Compensation Committee also oversees and approves compensation policy and incentive plan design, costs and administration. The Compensation Committee, which met six times and took action on three other occasions in 2007, currently consists of Ms. Fitt, as Chair, and Ms. Abernathy, Ms. Finard and Mr. Wick.

The Compensation Committee’s responsibilities, which are set forth in its charter, include, among other duties, the responsibility to:

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annually review and approve, for the CEO and the other senior executives of the company, (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive compensation opportunity level, (d) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits;

•	review periodically and recommend to the board, the compensation of all directors;

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review the company’s incentive compensation plans and equity-based plans and recommend to the board changes in such plans as needed. The Committee has and shall exercise all authority of the board with respect to the administration of such plans; and

•	review and approve all grants of awards, including the award of shares or options to purchase shares, pursuant to our incentive and equity-based compensation plans.

Mrs. Wilderotter makes recommendations with respect to the compensation for the other senior officers to the Compensation Committee for their final review and approval.

The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of one or more members of the Committee. The Compensation Committee engages compensation consultants from time to time to assist the Committee in evaluating the design and assessing the competitiveness of its executive compensation program. For more detailed information on the role of compensation consultants, see “Compensation Discussion and Analysis—Roles and Responsibilities” and “—Market and Peer Group Reviews” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of five independent directors and operates under a written charter adopted by the board of directors. A copy of the Nominating and Corporate Governance Committee Charter is available upon request to our Secretary, or may be viewed or downloaded from our website, www.czn.com. One of the committee’s functions is to recommend candidates for election to the board of directors. The Nominating and Corporate Governance Committee intends to use a variety of means of identifying nominees for director, including recommendations from current board members and from stockholders. In determining whether to nominate a candidate, the Nominating and Corporate Governance Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of our existing needs and then assess the need for new or additional members to provide those capabilities. In addition, the Nominating and Corporate Governance Committee takes a leadership role in shaping our corporate governance, including making recommendations on matters relating to the composition of the board of directors and its various committees and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee, which met three times and took action on two other occasions in 2007, currently consists of Mr. Kraus, as Chair, and Ms. Abernathy, Mr. Bynoe, Mr. Schrott and Ms. Segil.

Stockholders may propose director candidates for consideration by the Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership to the board of directors and should be directed to our Secretary at the address of our principal executive offices. To nominate an individual for election at an annual stockholder meeting, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary not less than 90 days nor more than 120 days before the anniversary date of the immediately prior annual stockholders meeting, unless the annual meeting is moved by more than 30 days before or after the anniversary of the prior year’s annual meeting, in which case the notice must be received not less than a reasonable time, as determined by our board, prior to the printing and mailing of proxy materials for the applicable annual meeting. The notice should include a description of the qualifications of the suggested nominee and any information that is required by the regulations of the SEC concerning the suggested nominee and his or her direct or indirect securities holdings or other interests in our company. See “Proposals by Stockholders” for the deadline for nominating persons for election as directors for the 2009 annual meeting.

Each candidate for nomination as a director, including each person recommended by stockholders, is evaluated in accordance with our Corporate Governance Guidelines. In addition, the board of directors has adopted guidelines to be used by the Nominating and Corporate Governance Committee in selecting candidates for membership to the board of directors. These guidelines set forth general criteria for selection, including that the background and qualifications of the directors, as a group, should be diverse, and a nominee should possess a depth of experience, knowledge and abilities that will enable him or her to assist the other directors in fulfilling the board’s responsibilities to our company and our stockholders. In addition, a nominee must be willing to commit that he or she will comply with our director stock ownership guidelines, as discussed below. The guidelines also include the following special criteria for the selection of director nominees:

•	A nominee must have a reputation for integrity, honesty, fairness, responsibility, good judgment and high ethical standards.

•	A nominee should have broad experience at a senior, policy-making level in business, government, education, technology or public interest.

•	A nominee should have the ability to provide insights and practical wisdom based on the nominee’s experience and expertise.

•	A nominee should have an understanding of a basic financial statement.

•	A nominee should comprehend the role of a public company director, particularly the fiduciary obligation owed to our company and our stockholders.

•	A nominee should be committed to understanding our company and its industry and to spend the time necessary to function effectively as a director.

•	A nominee should neither have nor appear to have a conflict of interest that will impair the nominee’s ability to fulfill his or her responsibilities as a director.

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A nominee should be “independent,” as defined by the SEC and the NYSE. To the extent permitted by applicable law and our bylaws, nominees who do not qualify as independent may be nominated when, in the opinion of the Nominating and Corporate Governance Committee, such action is in our best interests.

Decisions regarding the renomination of directors for additional terms on the board of directors are governed by the general and specific criteria described above and by the Nominating and Corporate Governance Committee’s evaluation of the directors’ performance and contribution to the board. In addition, as a general rule, a non-employee director will not be renominated if he or she has served 15 years as a member of the board of directors. The Nominating and Corporate Governance Committee reserves the right to renominate any director regardless of the length of his or her service if, in the judgment of the Nominating and Corporate Governance Committee, such renomination is in our company’s and our stockholders’ best interests.

In 2007, the board of directors approved new stock ownership guidelines for non-management directors. Each non-management director is expected to purchase a minimum of $50,000 in shares of our common stock by the later of May 18, 2010 and three years after joining the board and retain ownership of at least the number of shares purchased as long as he or she serves on the board of directors. The investment can be made by purchasing shares in the open market or exercising stock options.

The information contained in this proxy statement with respect to the Audit Committee Charter, the Compensation Committee Charter, the Nominating and Corporate Governance Committee Charter and the independence of the non-management members of the board of directors shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in a filing.

Retirement Plan Committee. The Retirement Plan Committee is composed of five independent directors and operates under a written charter adopted by the board of directors. The Retirement Plan Committee oversees our company’s retirement plans, including reviewing the investment strategies and asset performance of the plans, compliance with the plans and the overall quality of the asset managers, plan administrators and communications with employees. The Retirement Plan Committee, which met three times in 2007, currently consists of Mr. Ward, as Chair, and Messrs. Barnes, Dugan and Singer and Ms. Fitt.

Executive Sessions of the Board of Directors

The non-management directors have regularly scheduled executive sessions in which they meet outside the presence of management. At least one of the executive sessions each year is attended only by independent directors. Myron A. Wick, III has been elected as the Lead Director by our independent directors. Mr. Wick presides at executive sessions of the board.

Communications with the Board of Directors

Any stockholder or interested party who wishes to communicate with the board of directors or any specific director, including the Lead Director, any non-management director, or the non-management directors as a group, may do so by writing to such director or directors at: Citizens Communications Company, Three High Ridge Park, Stamford, Connecticut 06905. This communication will be forwarded to the director or directors to whom it is addressed. This information regarding contacting the board of directors is also posted on our website at www.czn.com.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (the “Code of Conduct”) to which all employees, executive officers and directors, which for purposes of the Code of Conduct we collectively refer to as “employees,” are required to adhere in addressing the legal and ethical issues encountered in conducting their work. The Code of Conduct requires that all employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity. Employees are required to report any conduct that they believe, in good faith, is an actual or apparent violation of the Code of Conduct and may do so anonymously by using our Ethics Hotline. The Code of Conduct includes specific provisions applicable to our principal executive officer and senior financial officers. These officers are required to certify as to any actual or potential conflicts of interest involving them and our company. We post amendments to or waivers from the provisions applicable to our senior executives on our website. A copy of the Code of Conduct is available upon request to our Secretary, or may be viewed or downloaded from our website.

Related Person Transactions Policy

The board of directors adopted a policy addressing our procedures with respect to the review, approval and ratification of “related person transactions” that are required to be disclosed pursuant to SEC regulations. The policy provides that any transaction, arrangement or relationship, or series of similar transactions, with a “related person” (as defined in the SEC regulations) in which we have or will have a direct or indirect material interest and which exceeds $120,000 in the aggregate shall be subject to review, approval or ratification by the Nominating and Corporate Governance Committee. In its review of related person transactions, the Nominating and Corporate Governance Committee shall review the material facts and circumstances of the transaction and shall take into account certain factors, where appropriate, based on the particular facts and circumstances, including (i) the nature of the “related person’s” interest in the transaction, (ii) the significance of the transaction to us and to the “related person” and (iii) whether the transaction is likely to impair the judgment of the “related person” to act in the best interest of our company.

No member of the Nominating and Corporate Governance Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a “related person” provided that such person can be counted for purposes of a quorum and shall provide such information with respect to the transaction as may be reasonably requested by other members of the committee or the board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information regarding the 2007 compensation program in place for our Chairman, President and Chief Executive Officer (our CEO), our Chief Financial Officer (our CFO), the three most highly-compensated executive officers other than our CEO and CFO, and a former executive officer. These are the executive officers named in the Summary Compensation Table presented in this proxy statement (the “named executive officers”). This section includes information regarding our executive compensation philosophy, the overall objectives of our compensation program and each element of compensation that we provide. This section also describes the key factors the Compensation Committee considers in determining compensation for the named executive officers.

Executive Compensation Philosophy

The company’s executive compensation philosophy is designed to achieve a number of objectives:

Establish clear alignment between the interests of our executives and those of our stockholders. The executive compensation program is designed to align the interests of our executives with those of our stockholders by rewarding performance measured by certain key financial metrics—revenue growth, earnings before interest, taxes, depreciation and amortization (EBITDA) and EBITDA less capital expenditures (operating free cash flow)—and by certain other operating goals. In the case of annual awards, these metrics and goals are derived from the company’s annual business plan and are discussed in more detail below. Additionally, the executives’ interests are aligned with stockholder interests through the use of restricted stock awards rather than cash as an important element of annual compensation. This encourages executives to focus on stockholder returns. We have established minimum stock ownership guidelines for our CEO and her direct reports who are members of our Senior Leadership Team (which includes all named executive officers and two other executive officers).

In March 2008, we adopted the Citizens Long-Term Incentive Plan (LTIP) which will further promote the alignment of stockholder and executive interests by setting aggressive targets for revenue and free cash flow growth over a three-year time horizon. Achievement of these targets will give our top managers the opportunity to earn further awards, payable in common stock after completion of the three-year period.

Reinforce our performance culture. Our compensation program is designed to reward superior performance. We do this by making a majority of our named executive officers’ compensation “at risk” and contingent upon achievement of company and individual goals. The components of executive compensation that are at risk are: the annual cash bonus, restricted stock awards, the profit sharing contribution and, commencing in 2008, the LTIP.

•	Annual cash bonuses are paid based upon achievement of company level target performance measures (both financial and non-financial) and individual performance.

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Restricted stock is awarded annually to executives based on achievement of certain company level financial targets and individual performance. In addition to the value executives receive upon an annual award of restricted stock, executives also receive long-term value from any increases in the market value of the stock over time and from the dividends they receive from the vested and unvested shares that they have received.

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Profit Sharing contributions are made to executives’ 401(k) accounts if certain profit goals are exceeded. These awards are made in the exact same manner to all of the company’s participating non-union employees.

•	The LTIP promotes long-term performance by rewarding the achievement of certain three-year financial goals. LTIP awards are payable in common stock at the end of the three-year measurement period.

Compensation based on the achievement of specified goals reinforces our performance culture, which is one of our company priorities. Given the intensely competitive environment in the communications services industry, we believe that it is important that we have a culture that rewards performance with respect to critical goals.

Hire and retain talented executives. The quality of those we hire and retain at all levels of the organization is a key driver of our performance as a company, both in the short-term and in the long-term. Accordingly, it is critical for us to be able to hire and retain the best executive talent in the marketplace and one of the important tools to do so is to pay competitive total compensation.

In order for us to hire and retain high performing executives with the skills critical to the long-term success of our company, we have implemented a compensation program that is competitive with compensation that is paid to executives in comparable companies. We have also established vesting schedules for restricted stock awards and long-term compensation opportunities that are designed to help us retain valuable executives notwithstanding the competition for talented people.

Ensure company goals are fully aligned throughout the organization. Each year, we establish goals in three broad categories that we refer to as the “3Ps” (People, Product and Profit). These goals are established every year to set performance objectives for the upcoming year for all employees, including the named executive officers. In the fourth quarter of 2006, Mary Agnes Wilderotter, our CEO, along with the top company leaders, created the business plan for 2007. The 3Ps for 2007 were derived from the 2007 business plan, both of which were reviewed and adopted by the Compensation Committee and the non-management directors on our board. Following their approval, the 3P goals were communicated to all employees in the first quarter of 2007 to drive company performance. The named executive officers are accountable for leading the company to achieve the 3P goals each year and are rewarded based on achieving certain 3P goals that are the key priorities for the business.

Compensation Program Design

In order to achieve the objectives discussed above, we offer a straightforward executive compensation program that is designed to reward executives for both short term (one year) and long term performance. For 2007, there were four primary components of compensation available to executives: base salary, annual cash bonus, restricted stock awards and profit sharing contribution. In 2008, a fifth component was added, the LTIP. Of these, only base salary is fixed while the others are variable based on the performance of both the company and, except for profit sharing, the individual executive, measured against specific goals that are determined in advance.

There are many factors that are considered in determining the amount of total compensation and the individual components of that compensation, including the executive’s experience level and scope of responsibility. As the market for talented executives is extremely competitive, we also consider the compensation that is paid over time to executives in comparable companies with whom we compete for talent, which we refer to as our “peer group.” See “Market and Peer Group Review” below. The peer group information provides valuable comparative insights and is one of many factors considered by the Compensation Committee in determining executive compensation. In general, it is our aim to offer total compensation to our executives that would place them in the 50th to 75th percentile rank for the peer group. By targeting the 50th to 75th percentile of our peer group for total compensation, we believe we can be successful in hiring and retaining talented executives.

Roles and Responsibilities

As described in the Compensation Committee’s charter, the Compensation Committee is responsible for overseeing and approving the company’s executive compensation philosophy and compensation programs, as well as determining and approving the compensation for our CEO and other key senior executives. At the beginning of each year, the Compensation Committee reviews and approves the performance goals for the CEO and approves the targets for each of the executive compensation plan elements that apply to the named executive officers for the upcoming year. In the Compensation Committee meeting held in February of each year, the Compensation Committee assesses the CEO’s performance for the year just ended to determine the appropriate award for each element of the CEO’s total compensation and any base salary merit increase for the CEO for the current year. The Compensation Committee then reviews their recommendations with the non-management directors before finalizing their decision.

Our CEO annually reviews the performance of the other key senior executives, including the named executive officers, and presents to the Compensation Committee her conclusions and compensation recommendations, including the award for each element of the executive’s total compensation for the year just ended and any base salary merit increases for the current year. The Compensation Committee then follows a review process with respect to these executives similar to that undertaken for the CEO. After review, the Compensation Committee then approves the compensation for these executives.

The Compensation Committee retains an independent compensation consultant to assist in the development of compensation programs, evaluation of compensation practices and the determination of compensation awards. The role of the compensation consultant is to provide objective third-party data, advice and expertise in executive compensation matters. In 2007, the Compensation Committee engaged in a search for a new independent compensation consultant and, after interviewing a number of candidates, in October 2007, the Committee selected Compensia, Inc. The decisions made by the Compensation Committee are the responsibility of the Compensation Committee and reflect factors and considerations in addition to the information and recommendations provided by the compensation consultant.

The Compensation Committee reviews on a periodic basis the company’s management compensation programs, including any management incentive compensation plans, to determine whether they are appropriate, properly coordinated and achieve their intended purposes(s), and recommend to the board any modifications or new plans or programs.

Elements of the Executive Compensation Program

The following describes each element of our executive compensation program and post-employment terms, the rationale for each and how awards are determined.

Cash Compensation

Base Salary. Base salary is established around the 50th percentile for comparable executives within our peer group. We believe a salary scale set at this level, when considered together with the other components of compensation, is sufficient to attract and retain talented executives. We conduct an annual merit review process, generally held in February of each year, where the executive’s performance in the prior year is reviewed against his or her individual and company goals. The budget for merit increases is set by using an average of the merit increase percentages in national compensation surveys in each year. Executives are eligible for increases to their base salary based on individual performance. Executives may also receive an increase to their base salary if they are promoted, if they are given increased responsibility or if an executive’s base salary is determined to be below the 50th percentile of our peer group. The Compensation Committee determines all changes to the base salary of Mrs. Wilderotter, which is then subsequently reviewed and ratified by the non-management directors. Mrs. Wilderotter recommends changes in the base salary for the other named executive officers to the Compensation Committee for their final review and approval. Base salary represented between 20 and 30 percent of the named executive officers’ total compensation for 2007 (for this purpose, consisting of base salary, fair market value of restricted stock awards on the grant date and annual cash bonus).

Annual Bonus Plan (Citizens Incentive Plan). The named executive officers participate in the Citizens Incentive Plan, which is the same bonus plan in which all of our company’s non-union employees participate. This component of executive compensation is designed to incent and reward executives for achieving predetermined and measurable performance goals. Target performance bonuses are established at the beginning of each year and are set as a percentage of the named executive officer’s base salary. Target bonuses range from 75% to 100% of the executive’s base salary. The performance bonus target percentage for Mrs. Wilderotter is 100% in accordance with her employment agreement with us. See “Employment Arrangements; Potential Payments upon Termination or Change-in-Control” below. Annual cash bonuses represented between 20 and 30 percent of the named executive officers’ total compensation for 2007 (again, consisting for this purpose of base salary, fair market value of restricted stock awards on the grant date and annual cash bonus).

The performance goals for the Citizens Incentive Plan are specified in our 3P goals. Each of the named executives has his or her specific goals which are consistent with our overall goals. These goals are “stretch” goals that are designed to incent our executives to drive high performance and achieve the company’s quantitative and qualitative objectives. As a result, we believe the goals will be difficult to reach but are attainable with significant effort. In the last three years, the company has performed at varying levels of the established 3P goals; for certain goals the performance was below the target, others were met and some goals were exceeded. Bonuses may be paid upon partial or full achievement of company-wide and individual measures. Eighty-five percent of the executive’s bonus is determined based on the performance against certain 3P goals for Profit and Product. Fifteen percent of the executive’s bonus is based on the executive’s leadership and performance against certain of the 3P goals for People and the individual goals set for them for the applicable year. The actual payout for a participant is within a range of 0 – 120% of each participant’s target bonus. The Compensation Committee determines the actual bonus payout for Mrs. Wilderotter (subject to the same range), which is then subsequently reviewed and ratified by the non-management directors. Mrs. Wilderotter recommends actual bonus payouts for the other named executive officers to the Compensation Committee for their final review and approval.

For 2007, the Profit goals included targets for revenue, EBITDA, capital expenditures, operating free cash flow, acquisition integration and certain customer retention targets. The Product goals included the implementation of critical operational plans, call center consolidations, customer service system upgrades, and achieving sales targets for High Speed Broadband, Frontier product packages and wireless products. The Profit and Product goals were weighted at 85% for the Senior Leadership Team. The People goals included initiatives to hire and retain talented people and reinforce our performance culture and were part of the executive’s individual leadership component which was weighted at 15%. The bonus pool for 2007 was established based on the company’s performance on the Profit and Product goals.

For 2008, the Profit goals include targets for revenue, EBITDA, capital expenditures, operating free cash flow, customer retention and integration of recent acquisitions. The Product goals include the implementation of critical operational plans, billing conversions, customer service enhancements and achieving sales targets for High Speed Broadband, Frontier product packages, internet services and wireless products. The Profit and Product goals are weighted at 85% for the Senior Leadership Team. The People goals are part of the executive’s individual leadership component which is weighted at 15% for the Senior Leadership Team. The bonus pool for 2008 will be established based on the company’s performance on the Profit and Product goals.

Profit Sharing Plan. Consistent with our pay-for-performance philosophy, we provide eligible employees with a profit sharing match to the employees’ 401(k) account when the company exceeds its annual EBITDA objective. For each 1% above the company’s EBITDA goal, we make a matching contribution to the 401(k) accounts in our plan for employees of 0.5% of eligible base salary up to a maximum contribution of 3%. The eligible base salary is capped at the annual compensation limit in Section 401(a)(17) of the Internal Revenue Code, as adjusted for increases in the cost of living in accordance with the Code. The maximum eligible base salary for 2007 is $225,000. Executives participate in the same profit sharing plan and on the same basis as do all of our non-union, full-time employees. In order to receive the profit sharing award, the executive must contribute a minimum of 1% of his or her base salary to our 401(k) plan. We created the profit sharing plan in 2003, the year we froze the Citizens Pension Plan for all eligible non-union employees. The profit sharing plan was implemented to reinforce our performance culture with another element of performance-based compensation. We did not make profit sharing contributions in 2007 because we did not exceed our EBITDA target by 1%.

Perquisites and Other Benefits. We provide perquisites to our executive officers in limited situations where we believe it is appropriate to assist the executives in the performance of their duties, to make our executives more efficient and effective and for recruitment and retention purposes. Perquisites provided to named executive officers during 2007 included a housing allowance in connection with relocation and reimbursement of travel expenses for spouses of the named executive officers who attended a company recognition function. We believe that providing the housing allowance was necessary to hire and retain a talented executive critical to our long term success. We believe that the participation of spouses at the company recognition function contributed to its effectiveness. The company also provided tax gross-up payments on these perquisites because we believe that the executive should not be responsible for the taxes on company-related expenses.

In addition, we provide other benefits to our named executive officers on the same basis as all of our non-union, full-time employees. These benefits include medical, dental and vision insurance, basic life and disability insurance and matching contributions to our 401(k) plan for employees who participate in the plan.

Equity Compensation

Restricted Stock Awards. This component of executive compensation is designed to achieve three primary objectives: (1) to incent and reward the executives for annual company performance, (2) to enable us to hire and retain talented executives and (3) to align the interests of our executives with those of our stockholders through long-term executive ownership of common stock. Restricted stock awards are granted to approximately 75 employees, including the CEO, the other named executive officers, Senior Vice Presidents, Vice Presidents and approximately 30% of Directors, State Regional Vice Presidents and Assistant Vice Presidents. Restricted stock awards for all officers with the title of Vice President and above in the company are targeted at the 75th percentile of the peer group for long term compensation consistent with our philosophy of targeting the 50th – 75th percentile for total compensation. Based on this criterion, the Compensation Committee sets a target dollar range for restricted stock award eligibility for each executive level. The restricted stock plan has a minimum financial performance “gate” in order for any restricted stock grants to be awarded (except in the case of Mrs. Wilderotter whose employment contract requires a minimum restricted stock award be made in each year). The Compensation Committee set a minimum performance threshold of 90% of each of the three approved budgeted levels for revenue, EBITDA and operating free cash flow for any restricted stock awards to be granted in 2007. The actual dollar value of restricted stock that is awarded to each executive is based on his or her position level and individual performance. The dollar amount is then converted to a number of shares of restricted stock. All restricted stock awards for named executive officers vest in 25% increments over four years, except for Mrs. Wilderotter whose stock awards prior to 2007 vest in 20% increments over five years, per the terms of her employment agreement. Restricted stock awards have no market or performance conditions to vesting. In February 2007, the Compensation Committee altered the vesting schedule of Mrs. Wilderotter’s February 2007 grant and future grants to be consistent with the vesting schedule for all the other named executive officers, which is 25% per year. The value of the restricted stock awards represented between 40 and 60 percent of the named executive officers’ total compensation for 2007. In February 2008, the Compensation Committee granted restricted stock awards to the named executive officers as set forth below under “2007 Named Executive Officer Compensation.”

Dividends are paid on shares of vested and unvested restricted stock at the same rate and at the same time that we pay dividends on shares of our common stock. We pay dividends on unvested restricted stock in order to reward executives for the performance of the company on the same basis as stockholders, thereby more closely aligning the interests of our executives with those of our stockholders.

To further align our executives’ interests with those of our stockholders, in 2007, our board of directors approved new stock ownership guidelines for the CEO and the other members of the Senior Leadership Team. The CEO is expected to own shares of common stock of the company having a minimum value of two times her base salary and each other member of the Senior Leadership Team is expected to own shares of common stock of the company having a minimum value of one times his or her base salary. The CEO and the other members of the Senior Leadership Team have three years after joining the Senior Leadership Team to be compliant and must retain ownership of at least that amount as long as he or she serves on the Senior Leadership Team. The guidelines are based on a survey of our peer group and our board’s judgment regarding a meaningful investment in our company. Restricted stock grants are counted for purposes of fulfilling this requirement. Currently, all members of the Senior Leadership Team, including the CEO, are in compliance with these guidelines.

Mrs. Wilderotter’s employment agreement provides that she will receive an annual minimum restricted stock award valued at between $1,000,000 and $2,000,000, as determined by the Compensation Committee. The Compensation Committee has discretion to increase Mrs. Wilderotter’s annual restricted stock award in excess of her employment agreement terms. Mrs. Wilderotter’s restricted stock award provides incentive for her to drive company performance and to remain with of the company. It is also consistent with the goal of making the majority of her compensation performance-based. The Compensation Committee determines the actual amount of the restricted stock award for Mrs. Wilderotter based on the company’s performance and her individual performance, which is then subsequently reviewed and ratified by the non-management directors. Mrs. Wilderotter recommends the restricted stock awards for the other executives, including the other named executive officers, to the Compensation Committee for their final review and approval.

The Compensation Committee follows a general practice of making all restricted stock awards to our executive officers on a single date each year, with the exception of awards to eligible new hires, which are awarded as of the date of hire. The Compensation Committee makes grants at its meeting in February based on the prior year’s results.

Long-Term Incentive Program Awards. In March 2008, the Compensation Committee, in consultation with the non-management directors of the board of directors and the Committee’s independent compensation consultant, adopted the LTIP. The LTIP will be offered under the Amended and Restated 2000 Equity Incentive Plan and covers the named executive officers and certain other officers. The LTIP is designed to incent and reward the company’s senior executives if they achieve aggressive growth goals for revenue and free cash flow over a three year period, which we refer to as the “Measurement Period.” For purposes of the LTIP, revenue is defined as the company’s total revenues less regulatory revenues, and free cash flow is defined as the company’s publicly reported free cash flow, adjusted to reflect the company as a full cash taxpayer during the Measurement Period. The growth in these numbers will be measured from a 2007 base, which in the case of free cash flow was also adjusted to reflect the company as a full cash taxpayer and for certain other items. The LTIP provides that the effect of certain items may be included or excluded from the calculations of free cash flow. There are minimum performance gates that must be achieved for revenue and free cash flow growth for any LTIP award to be granted. LTIP awards will be granted in the form of common stock following the Measurement Period if performance goals for revenue and free cash flow are achieved over the Measurement Period. The LTIP plan metrics of revenue and free cash flow were selected because they drive strong alignment between management and our stockholders on our long term performance. In March 2008, the Compensation Committee approved LTIP award targets for each of the named executive officers and the performance goals for the 2008-2010 Measurement Period, as set forth below under “2007 Named Executive Officer Compensation.”

Stock Options. We do not currently make stock option awards to executive officers and have not done so since 2002. Given the historical price range of our common stock, the stock’s volatility characteristics and our common stock dividend, we believe a selective restricted stock grant is more valuable and appropriate than an option grant and, therefore, a stronger hiring and retention tool. Further, restricted stock awards result in the issuance of fewer shares.

Post-Employment Compensation

Citizens Pension Plan. This defined benefit pension plan was frozen for all non-union participants in 2003 or earlier depending on the participant’s employment history. The plan was frozen both with respect to participation and benefit accruals. Daniel McCarthy, Executive Vice President and Chief Operating Officer, and John Casey, our former Executive Vice President who retired from the company in November 2007, are the only named executive officers for 2007 who have vested benefits under the Citizens Pension Plan, as all other named executive officers joined the company after the plan was frozen.

Termination of Employment and Change-in-Control Arrangements. In order to attract talented executives, we provide post-employment benefits to our named executive officers, depending on the benefits negotiated with the individual executives upon him or her joining the company. These benefits for the named executive officers who have such benefits are described under “Employment Arrangements; Potential Payments upon Termination or Change-in-Control” below. The Company’s change-in-control arrangements promote the unbiased and disinterested efforts of our executives to maximize stockholder value before, during and after a change-in-control of the company which may impact the employment status of the executives.

Other Benefits. We currently offer to retired members of the board of directors the opportunity to continue their medical, dental and vision coverage from us for themselves and their spouses, with the retired board member paying 100% of the cost. As a member of the board of directors, Mrs. Wilderotter will be eligible to continue her medical, dental and vision coverage if she so elects by paying 100% of the cost of such coverage when she leaves the board, if such coverage is available at that time. No other named executive officer is on the board and thus none of them are eligible for this benefit.

Market and Peer Group Reviews

In order to assess the competitiveness of the executive compensation levels, the Compensation Committee engaged its independent compensation consultant to conduct a comprehensive study with respect to the compensation of the Senior Leadership Team. The study was conducted comparing our senior executives to the comparable executives as reported in the proxy statements of our peer group. All elements of our named executive officers’ total compensation were compared to the total compensation of the executive officers named in the Summary Compensation Tables of the 2006 proxy statements of twelve peer companies. The peer group for 2007 consisted of the following companies:

• Centurytel Inc. • Cincinnati Bell Inc. • Embarq Corp. • IDT Corp. • Level 3 Communications Inc. • Mediacom Communications Corp.	• MetroPCS Communications Inc. • PAETEC Holding Corp. • Telephone & Data Systems Inc. • Time Warner Telecom Inc. • Windstream Corporation • XO Communications Inc.

The peer group for 2007 was changed from 2006 by removing Liberty Global, due to its international business, and Vonage Holdings Corp., because it had revenues of less than $1 billion and by adding Mediacom Communications Corp., MetroPCS Communications Inc., PATEC Holding Corp. and Windstream Corporation, because the Compensation Committee believes these companies more closely match our peer group criteria and are the companies with whom we compete for talent.

In addition an analysis of the results from two published surveys was also done:

•	2007 Mercer Benchmark Database Executive Compensation Survey

•	2006/2007 Watson Wyatt Top Management CompQuest Survey

To determine the best job match for the published surveys, companies with revenues of between $1 billion and $5 billion were used and both telecommunications and general industry (as defined by the survey publishers) comparisons were used. The market analysis included examining where each officer compared to the results in the two studies referenced above for base salary, total cash compensation, long term incentives and total direct compensation.

Overall, the compensation study undertaken by the independent compensation consultant indicated that the total compensation for Mrs. Wilderotter, Mr. Shassian and Mr. McCarthy was in the 25th – 50th percentile of our peer group, primarily due to lower equity compensation and total compensation for Mr. Hayes and Mrs. McKenney was in the 50th – 75th percentile. The Compensation Committee reviewed and considered the results of the independent compensation consultant’s study and other factors as described above under “Compensation Program Design” in determining Mrs. Wilderotter’s compensation and that of the Senior Leadership Team for performance in 2007.

2007 Named Executive Officer Compensation

In February 2008, the Compensation Committee met to evaluate the performance of the named executive officers, including our CEO, and to make determinations on merit increases to salaries for 2008 and, incentive bonus payouts and restricted stock awards related to 2007 performance. For Mrs. Wilderotter, the Committee reviewed our financial performance (as measured by revenue, EBITDA, capital expenditures and operating free cash flow), our performance on the weighted 3P goals and her performance against her specific 2007 goals, including the acquisitions of Commonwealth Telephone Enterprises and Global Valley Networks and development of the executive team. The Committee’s total compensation recommendations for 2007 reflected its assessment of Mrs. Wilderotter’s performance relative to her goals and took into account competitive market data provided by the Compensation Committee’s independent compensation consultant. Based on this review and the factors discussed above under “Elements of the Executive Compensation Program,” the Committee, in consultation with the other non-management directors on the board, approved for Mrs. Wilderotter a merit increase to her 2008 base salary and an incentive bonus payout and a restricted stock award (each as set forth below) for 2007 performance. The Compensation Committee also approved a one-time grant to Mrs. Wilderotter of 120,000 shares of common stock in recognition of Mrs. Wilderotter’s strategic restructuring of the company over the last three years and the successful integration of the Commonwealth acquisition. Taken together, these awards place her total compensation for 2007 in the 50 th – 75th percentile of our peer group. For the other named executive officers whose performance was judged based on the same 3P criteria as Mrs. Wilderotter, the Compensation Committee reviewed Mrs. Wilderotter’s performance assessments and her recommendations with respect to merit increases, incentive bonus payouts and restricted stock awards. The Committee then discussed their assessments of each named executive officer and approved the base salaries for 2008, bonus payouts and restricted stock awards set forth below. John Casey, our former Executive Vice President who retired from the company in November 2007, was not included in these award determinations.

The Compensation Committee also approved LTIP award targets for each of the Company’s current named executive officers, as set forth below, and the performance goals for the 2008-2010 Measurement Period. Amounts set forth below under the Long-Term Incentive Award Target column are equal to 100% of the LTIP target for the named executive officers. There are minimum performance gates that must be achieved for any grant to be made—over the Measurement Period, cumulative revenues must grow by at least 0.5% compounded and free cash flow must grow by a cumulative total of $40 million, in each case, from the defined 2007 base. Grants will range from 0-100% of the award target or higher, depending upon the extent to which the performance goals are met or exceeded. If the performance goals are exceeded, grants in excess of 100% of the award target will be made based on a percentage of the excess free cash flow achieved. An executive must maintain a satisfactory performance rating during the Measurement Period and must be employed by us at the time of grant in order to be eligible for any grant under the LTIP. The Compensation Committee will determine grants for the 2008-2010 Measurement Period in February 2011.

Name	2008 Base Salary (1)	2007 Incentive Bonus Payout	Grant Date Fair Value of Stock Awards (2)	Long-Term Incentive Award Target
			($)	($)
Mrs. Wilderotter	$925,000	$895,410	$3,800,000	$5,000,000
Mr. Shassian	$450,000	$439,051	$845,000	$2,500,000
Mr. McCarthy	$320,000	$287,448	$450,000	$1,500,000
Mr. Hayes	$300,000	$286,082	$447,000	$750,000
Ms. McKenney	$290,000	$214,603	$430,000	$750,000

(1)	Includes merit increases for each of the named executives officers effective March 1, 2008.

(2)	The amounts in this column represent the grant date fair value of restricted stock awards made in February 2008 in recognition of 2007 performance. Does not include for Mrs. Wilderotter the one-time grant of 120,000 shares of common stock, as described above, with a grant date fair value of $1,341,600.

Internal Revenue Code Section 162(m) Policy

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer or any of the four most highly compensated executive officers (other than the chief executive officer). Section 162(m) provides that qualifying performance-based compensation will not be subject to the tax deduction limit if certain requirements are met. The Compensation Committee believes it is important to maximize the corporate tax deduction, thereby minimizing our tax liabilities. Accordingly, the Compensation Committee has designed the 2008 Citizens Incentive Plan and amended the 2000 Equity Incentive Plan to make compensation awarded under these plans deductible under Section 162(m). These plans will go into effect with respect to 2008 compensation, which is payable in 2009. Amounts that are guaranteed under our existing employment agreements with the named executive officers are not deductible under Section 162(m) as such amounts are not subject to performance-based criteria. We may award amounts in the future that are not deductible under Section 162(m) if the Compensation Committee determines that it is in the best interests of the company and our stockholders to do so.

COMPENSATION COMMITTEE REPORT

The compensation committee of our board of directors has submitted the following report for inclusion in this proxy statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Committee:

Submitted by:

Lawton Wehle Fitt, Chair

Kathleen Q. Abernathy

Jeri B. Finard

Myron A. Wick, III

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates it by reference in a filing.

Summary Compensation Table

The following table sets forth, for services rendered to us and our subsidiaries for each of the fiscal years ended December 31, 2007 and 2006, the compensation awarded to, earned by, or paid to our Chief Executive Officer, our Chief Financial Officer, each of our other three most highly compensated current executive officers in 2007, and a former executive officer.

Name and Principal Position(s)	Year	Salary		Bonus		Stock Awards (1)		Option Awards (2)		Non-Equity Incentive Plan Compensation (3)		All Other Compensation (4)		Total
Mary Agnes Wilderotter Chairman of the Board of Directors, President and Chief Executive Officer	2007 2006	$ $	875,000 737,500		— —	$ $	1,366,383 779,250		— —	$ $	895,410 825,000	$ $	372,571 291,933	$ $	3,509,364 2,633,683

Donald R. Shassian Executive Vice President and Chief Financial Officer (5)	2007 2006	$ $	435,834 301,042	$ $	50,000 25,000	$ $	305,108 125,156		— —	$ $	439,051 350,000	$ $	89,779 40,248	$ $	1,319,772 841,446

Peter B. Hayes Executive Vice President, Sales, Marketing & Business Development	2007 2006	$ $	290,542 281,128		— —	$ $	448,054 318,550		— —	$ $	286,082 240,763	$ $	145,969 136,324	$ $	1,170,647 976,765

Daniel J. McCarthy Executive Vice President and Chief Operating Officer	2007 2006	$ $	288,334 276,250		— —	$ $	322,079 490,770	$	— 14,987	$ $	287,448 238,000	$ $	79,460 83,913	$ $	977,321 1,103,920

Cecilia K. McKenney Executive Vice President, Human Resources and Call Center Sales & Service (6)	2007		$281,876		—		$192,664		—		$214,603		$58,450		$747,593

John H. Casey, III Former Executive Vice President (7)	2007 2006	$ $	362,292 407,500		— —	$ $	1,312,457 1,270,504	$	— 8,922	$	— 410,000	$ $	857,035 180,949	$ $	2,531,784 2,277,875

(1)	The amounts shown in this column represent the dollar amount recognized by us for restricted stock awards for financial statement reporting purposes with respect to 2007 and 2006 in accordance with FAS 123R. As such, it may include amounts related to awards granted in and prior to 2007 and 2006. For a discussion of valuation assumptions, see Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. For additional details regarding these restricted stock awards, see the Grants of Plan-Based Awards table below and the accompanying narrative.

(2)	The amounts shown in this column represent the dollar amount recognized by us for stock option awards for financial reporting purposes with respect to 2006 in accordance with FAS 123R. No stock options were awarded in 2007 or 2006. As such, these amounts relate to awards granted prior to 2006. For a discussion of valuation assumptions, see Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	The amounts shown in this column represent awards made under the Citizens Incentive Plan for 2007, but were paid in 2008.

(4)	The All Other Compensation column includes, among other things, the items described below. The SEC requires us to identify and quantify any individual item of compensation exceeding $10,000, except as discussed below under “Perquisites and Other Personal Benefits.”

Perquisites and Other Personal Benefits. Disclosure of perquisites and other personal benefits is omitted for a named executive officer if they aggregate less than $10,000 in the fiscal year. Accordingly, for 2007, perquisites and other personal benefits are included in this column only for Mr. Hayes and consist of the following: (a) housing allowance ($44,000) and (b) reimbursement of travel expenses for Mr. Hayes’ wife to attend the company recognition function mentioned under the Compensation Discussion and Analysis section of this proxy statement ($543).

Tax Gross-Ups. For 2007, the amounts in this column for Mr. Hayes also include tax gross-up payments in the amount of $20,767.

Dividends. For 2007, the amounts in this column include dividends paid on restricted stock for each of the named executive officers as follows:

• Mrs. Wilderotter:	$370,500
• Mr. Shassian:	$ 80,625
• Mr. Hayes:	$ 75,667
• Mr. McCarthy:	$ 72,198
• Ms. McKenney:	$ 50,417
• Mr. Casey:	$ 80,000

Separation Payments. For 2007, the amounts in this column for Mr. Casey include payments made in connection with his retirement from the company in November 2007 and represent one year’s base salary and his 2007 target bonus ($830,000 in the aggregate). These payments will be made on May 27, 2008, six months and one day after the effectiveness of Mr. Casey’s separation agreement. Amounts also include the value of continued medical, dental and life insurance and other health benefits for Mr. Casey and his family for one year from his departure date ($17,539).

(5)	Mr. Shassian joined our company as Chief Financial Officer effective April 17, 2006 and became an Executive Vice President on February 21, 2008. In accordance with his letter agreement with us, he received a sign-on bonus of $25,000 and a grant of 50,000 shares of restricted stock on his date of hire and a sign-on bonus of $50,000 on April 17, 2007. See “Employment Arrangements; Potential Payments Upon Termination or Change-in-Control—Donald R. Shassian.”

(6)	Ms. McKenney joined our company as Senior Vice President, Human Resources effective February 7, 2006 and became Executive Vice President, Human Resources and Call Center Sales & Service on February 21, 2008. Information for 2006 is not provided for Ms. McKenney because she was not a named executive officer for 2006.

(7)	Mr. Casey retired as Executive Vice President, effective November 15, 2007.

Grant of Plan-Based Awards

The following table sets forth information concerning cash awards under our non-equity incentive compensation plan (the Citizens Incentive Plan) for 2007 and grants of restricted stock made during 2007 to the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
		($)	($)	($)	(#)	($)
Mary Agnes Wilderotter	—	$0	$900,000	$1,080,000	—	—
	February 22, 2007	—	—	—	160,000	$2,404,800

Donald R. Shassian	—	$0	$438,000	$525,600	—	—
	February 22, 2007	—	—	—	40,000	$601,200

Peter B. Hayes	—	$0	$292,000	$297,840	—	—
	February 22, 2007	—	—	—	35,000	$526,050

Daniel J. McCarthy	—	$0	$290,000	$295,800	—	—
	February 22, 2007	—	—	—	35,000	$526,050

Cecilia K. McKenney	—	$0	$212,438	$254,925	—	—
	February 22, 2007	—	—	—	27,917	$419,593

John H. Casey, III (1)	—	—	—	—	—	—
	February 22, 2007	—	—	—	35,000	$526,050

(1)	Upon Mr. Casey’s retirement as Executive Vice President, effective November 15, 2007, the restrictions on all shares of unvested restricted stock held by him, including the restricted stock reported in this table, lapsed and the shares became fully vested and non-forfeitable. In addition, in accordance with his separation agreement, he received an amount equal to his target cash incentive award for 2007. See footnote (4) to the Summary Compensation Table above. As a result of his retirement, Mr. Casey was not entitled to any further cash incentive award for 2007.

Awards under the Citizens Incentive Plan for 2007 shown under the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards columns were paid in March 2008 based on performance metrics set for 2007 and achievement of individual goals, as described above under “Compensation Discussion and Analysis.” Target awards under the Citizens Incentive Plan are set as a percentage of base salary. Targets for 2007 were set at 100% of base salary for each of the named executive officers other than Ms. McKenney, whose target was set at 75% of her base salary. Payouts can range from 0% to 120% of the target. The actual amounts of these awards for 2007 for the named executive officers are reported above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

The stock awards referred to in the above table are grants of restricted stock. The grants vest in four equal annual installments commencing one year after the grant date. All such grants of restricted stock were made under our Amended and Restated 2000 Equity Incentive Plan in 2007. Each of the named executive officers is entitled to receive dividends on shares of restricted stock at the same rate and at the same time we pay dividends on shares of our common stock. The common stock dividend rate for 2007 was $1.00 per share, paid quarterly. Amounts shown in the Grant Date Fair Value of Stock Award column do not include dividends. Such dividends are included in the Summary Compensation Table under the “All Other Compensation” column. No above-market or preferential dividends were paid with respect to any restricted shares.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding shares of restricted stock held by the named executive officers at year-end. None of the named executive officers held any options to purchase common stock at year-end. The market value of shares of common stock reflected in the table is based upon the closing price of the common stock on December 31, 2007, which was $12.73 per share.

Name	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested
	(#)	($)
Mary Agnes Wilderotter	348,000	$4,430,040
Donald R. Shassian	77,500	$986,575
Peter B. Hayes	75,667	$963,241
Daniel J. McCarthy	65,750	$836,998
Cecilia K. McKenney	50,417	$641,808
John H. Casey, III	—	—

(1)	The shares of restricted stock held by the named executive officers as of December 31, 2007 vest as follows:

•

Mrs. Wilderotter: 60,000 restricted shares vest in two equal annual installments commencing November 1, 2008; and 288,000 restricted shares vest in four equal annual installments commencing February 22, 2008.

•

Mr. Shassian: 37,500 restricted shares vest in three equal annual installments commencing April 17, 2008; and 40,000 restricted shares vest in four equal annual installments commencing February 22, 2008.

•

Mr. Hayes: 16,667 restricted shares vested on February 1, 2008; 24,000 restricted shares vest in three equal annual installments commencing February 22, 2008; and 35,000 restricted shares vest in four equal annual installments commencing February 22, 2008.

•

Mr. McCarthy: 8,250 restricted shares vest in two equal annual installments commencing March 15, 2008; 22,500 restricted shares vest in three equal annual installments commencing February 22, 2008; and 35,000 restricted shares vest in four equal annual installments commencing February 22, 2008.

•

Ms. McKenney: 22,500 restricted shares vest in three equal annual installments commencing February 7, 2008; and 27,917 restricted shares vest in four equal annual installments commencing February 22, 2008.

Option Exercises and Stock Vested

The following table sets forth information regarding the shares of restricted stock that vested for each of the named executive officers in 2007. No named executive officer acquired any shares upon the exercise of stock options in 2007. The value of restricted stock realized upon vesting is based on the closing price of the shares on the vesting date.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)
Mary Agnes Wilderotter	62,000	$867,660
Donald R. Shassian	12,500	$193,500
Peter B. Hayes	24,667	$363,745
Daniel J. McCarthy	38,791	$571,757
Cecilia K. McKenney	7,500	$110,250
John H. Casey, III (1)	108,333	$1,618,868

(1)	Of the shares set forth for Mr. Casey, 81,667 shares vested on November 15, 2007 upon Mr. Casey’s retirement from the company.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)
Mary Agnes Wilderotter	—	—	—	—
Donald R. Shassian	—	—	—	—
Peter B. Hayes	—	—	—	—
Daniel J. McCarthy	Citizens Pension Plan	11.0	$61,342	—
Cecilia K. McKenney	—	—	—	—
John H. Casey, III	Citizens Pension Plan	2.3	$31,400	—

We have a noncontributory, qualified retirement plan, the Citizens Pension Plan, covering a majority of our employees that provides benefits that, in most cases, are based on formulas related to base salary and years of service. The plan has been amended to provide that, effective February 1, 2003, no further benefits will be accrued under the plan by most non-union participants (including all executive officers). Messrs. Casey and McCarthy are the only named executive officers who have vested benefits under the plan, which is referred to as “frozen.” The estimated annual pension benefits (assumed to be paid in the normal form of an annuity) for Messrs. Casey and McCarthy are $7,210 and $22,641 respectively. These amounts are calculated under the plan based on their respective 2.3 and 11 years of service credit at the time the plan was frozen and the compensation limits established in accordance with federal tax law in the computation of retirement benefits under qualified plans. Benefits are not subject to reduction for Social Security payments or other offset amounts. For a discussion of valuation assumptions, see Note 23 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Employment Arrangements; Potential Payments Upon Termination or Change-in-Control

Mary Agnes Wilderotter

We entered into an employment agreement with Mary Agnes Wilderotter, dated as of November 1, 2004, pursuant to which Mrs. Wilderotter was appointed President and Chief Executive Officer. In December 2005, Mrs. Wilderotter was appointed Chairman of the board of directors. Under the terms of Mrs. Wilderotter’s employment agreement, her initial annual base salary was $700,000, which can be and has been increased from time to time by the Compensation Committee. The employment agreement has an initial term of five years, which expires in November of 2009. The agreement automatically renews at the end of the initial or any renewal term for an additional one-year term, unless either party provides prior notice of non-renewal. Mrs. Wilderotter is also entitled to a target bonus amount equal to 100% of her base salary. Upon commencement of her employment, Mrs. Wilderotter received a grant of 150,000 restricted shares of common stock. With respect to each fiscal year during the employment term after 2004, Mrs. Wilderotter will receive a minimum grant of restricted shares of common stock with an aggregate value on the date of each grant equal to between $1,000,000 and $2,000,000, as determined by the Compensation Committee. The agreement provides that these restricted stock grants each vest ratably over five years. In February 2007, the Compensation Committee altered the vesting schedule of Mrs. Wilderotter’s February 2007 grant and future grants to be consistent with the vesting schedule for all other named executive officers, which is 25% per year.

If Mrs. Wilderotter’s employment is terminated without “cause” or by Mrs. Wilderotter with “good reason” (each as defined in the employment agreement), or we do not renew her employment agreement at the end of a term, we would be required to pay Mrs. Wilderotter an amount equal to her base salary through the date of termination and any bonus earned but unpaid as of the date of termination for any previously completed fiscal year, plus the greater of three times the sum of her base salary and target bonus (payable in equal installments over 36 months) or base salary and target bonus due for the remainder of the term, and all of her restricted shares will vest. Mrs. Wilderotter is also entitled to receive reimbursement for any unreimbursed business expenses, any accrued but unpaid vacation and continued medical, dental and life insurance and other health benefits until the end of the severance period or the date on which Mrs. Wilderotter becomes eligible to receive comparable benefits from any subsequent employer, whichever is earlier. As a director, Mrs. Wilderotter may continue to participate in these plans following the severance period at her cost.

If Mrs. Wilderotter’s employment is terminated due to her death or in connection with a disability, she or her estate will be entitled to payment of base salary for six months following the termination and a pro-rated portion of the target bonus, and all restricted shares will vest. Mrs. Wilderotter is also entitled to receive reimbursement for any unreimbursed business expenses, any accrued but unpaid vacation, pension, profit sharing, medical, dental and life insurance and other employee benefit plans to which Mrs. Wilderotter is entitled upon termination of her employment for a period of two years at our cost.

In the event of a constructive termination following a “change in control” (as defined in the employment agreement), Mrs. Wilderotter will be entitled to the amounts she would receive in connection with a termination by us without cause or by her with good reason, potentially subject to reduction if such amounts would be subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986. If the amount payable by us, less such excise taxes payable by Mrs. Wilderotter, exceeds by at least 125% the amount payable without causing the loss of deduction to us under Section 280G of the Internal Revenue Code, Mrs. Wilderotter will be entitled to additional amounts to make her whole for such excise taxes. If the amounts payable by us, less such excise taxes payable by Mrs. Wilderotter, are less than 125% of the amount payable without causing the loss of deduction to us and the imposition of excise taxes to Mrs. Wilderotter under Sections 280G and 4999 of the Internal Revenue Code, the amount payable by us will be reduced to the extent necessary such that we will not lose our deduction under Section 280G of the Internal Revenue Code and such that Mrs. Wilderotter will not be subject to excise taxes.

The following table sets forth the amounts Mrs. Wilderotter would have been entitled to from us under the various provisions of her employment agreement had her employment been terminated as of December 31, 2007.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Restricted Stock (2)	Benefits (3)	Total
Without cause, for good reason or non-renewal of agreement	$2,700,000	$2,700,000	$4,430,040	$44,697	$9,874,737
Death	$450,000	$450,000	$4,430,040	$25,576	$5,355,616
Disability	$450,000	$450,000	$4,430,040	$29,400	$5,359,440
Change-in-control	$2,700,000	$2,700,000	$4,430,040	$1,119,065	$10,949,105
With cause or without good reason	—	—	—	—	—

(1)	Payable in equal installments over 36 months.

(2)	Dollar value of 348,000 shares of restricted stock held by Mrs. Wilderotter on December 31, 2007 based on the closing sales price of $12.73 per share of our common stock on December 31, 2007.

(3)	Value of continued medical, dental, vision and life insurance benefits for Mrs. Wilderotter, her spouse and eligible child, as applicable, under the terms of her employment agreement as described above. For change-in-control, also includes a tax gross-up for excise taxes on post-termination payments.

Donald R. Shassian

We entered into a letter agreement with Donald R. Shassian, dated March 7, 2006, pursuant to which Mr. Shassian was appointed Chief Financial Officer. In February 2008, Mr. Shassian was appointed Executive Vice President and Chief Financial Officer. Under the terms of Mr. Shassian’s letter agreement, his initial annual base salary was $425,000, which can be and has been increased from time to time by the Compensation Committee. The letter agreement provides for a target annual incentive bonus of 100% of his base salary. In addition, Mr. Shassian received two sign-on bonuses: $25,000 payable 30 days after his start date and $50,000 payable on the first anniversary of his start date. Mr. Shassian also received a sign-on grant of 50,000 shares of restricted stock that vests ratably over four years. Additionally, with respect to each fiscal year during his employment term commencing with 2007, Mr. Shassian is eligible to receive a grant of restricted shares of common stock in an amount to be determined by the Compensation Committee. In the event his position is eliminated, his responsibilities materially change or his title, base salary or annual incentive target change for any reason other than cause during the first year following a change in control of the company, Mr. Shassian will be entitled to two years of base salary and target bonus.

In July 2007, we agreed with Mr. Shassian that, if, within one year following a change in control of the company, (a) he is terminated by the company without cause or (b) he terminates his employment as a result of (i) a material decrease in his base salary, target bonus or long term incentive compensation target from those in effect immediately prior to the change in control for any reason other than cause, (ii) the relocation of his principal office more than 50 miles from its current location or (iii) a material decrease in his responsibilities, title or authority for any reason other than cause, all restrictions on restricted shares held by him will immediately lapse and his restricted shares shall become non-forfeitable.

The following table sets forth the amounts Mr. Shassian would have been entitled to from us had his employment been terminated as of December 31, 2007 following a change in control. Mr. Shassian would not be entitled to any severance amounts upon termination for any other reason.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Restricted Stock (2)	Total
Change in control	$876,000	$876,000	$986,575	$2,738,575

(1)	Payable in a lump sum upon termination.

(2)	Dollar value of 77,500 shares of restricted stock held by Mr. Shassian on December 31, 2007 based on the closing sales price of $12.73 per share of our common stock on December 31, 2007.

Peter B. Hayes

We entered into a letter agreement with Peter B. Hayes, dated December 31, 2004, pursuant to which Mr. Hayes was appointed Senior Vice President, Sales, Marketing & Business Development. In December 2005, Mr. Hayes was appointed Executive Vice President, Sales, Marketing & Business Development. Under the terms of Mr. Hayes letter agreement, his initial annual base salary was $275,000, which can be and has been increased from time to time by the Compensation Committee. The letter agreement provides for a target annual incentive bonus of 75% of his base salary, which was increased to 85% for 2006 and to 100% for 2007. Mr. Hayes also received a sign-on grant of 50,000 shares of restricted stock that vested ratably over three years. In the event of a constructive termination following a “change in control” (as defined in the letter agreement), he will be entitled to one year of base salary, 100% of bonus pro-rated for the year of termination and one year of continued medical benefits. Under the terms of the letter agreement, Mr. Hayes was reimbursed for the cost of relocation and is paid a housing allowance.

In July 2007, we also agreed with Mr. Hayes that all restrictions on restricted shares held by him will lapse and become non-forfeitable after a change in control of the company under the same circumstances as described above for Mr. Shassian.

The following table sets forth the amounts Mr. Hayes would have been entitled to from us had his employment been terminated as of December 31, 2007 following a change in control. Mr. Hayes would not be entitled to any severance amounts upon termination for any other reason.

Termination Event	Base Salary (1)	Benefits (2)	Value of Accelerated Restricted Stock (3)	Total
Change in control	$292,000	$20,676	$963,241	$1,275,917

(1)	Payable in a lump sum upon termination.

(2)	Value of continued medical coverage for one year for Mr. Hayes, his spouse and children.

(3)	Dollar value of 75,667 shares of restricted stock held by Mr. Hayes on December 31, 2007 based on the closing sales price of $12.73 per share of our common stock on December 31, 2007.

Daniel J. McCarthy

In July 2007, we agreed with Daniel J. McCarthy, Executive Vice President and Chief Operating Officer, that all restrictions on restricted shares held by him will lapse and become non-forfeitable after a change in control of the company under the same circumstances as described above for Mr. Shassian. Had Mr. McCarthy’s employment been terminated as of December 31, 2007 following a change in control, the value of his accelerated restricted shares would have been $836,998, which is the dollar value of 65,750 shares of restricted stock held by him on December 31, 2007 based on the closing sales price of $12.73 per share of our common stock on December 31, 2007. Mr. McCarthy would not be entitled to any severance amounts upon termination for any other reason. In addition, Mr. McCarthy is also entitled to his pension benefit as set forth under “Pension Benefits.”

Cecilia K. McKenney

We entered into a letter agreement with Cecilia K. McKenney, dated January 13, 2006, pursuant to which Ms. McKenney was appointed Senior Vice President, Human Resources. In February 2008, Ms. McKenney was appointed Executive Vice President, Human Resources and Call Center Sales & Service. Under the terms of Ms. McKenney’s letter agreement, her initial annual base salary was $275,000, which can be and has been increased from time to time by the Compensation Committee. The letter agreement provides for a target annual incentive bonus of 60% of her base salary, which was increased to 75% for 2007. In addition, Ms. McKenney received a sign-on bonus of $50,000 payable 30 days after her start date. Ms. McKenney also received a sign-on grant of 30,000 shares of restricted stock that vests ratably over four years. Additionally, with respect to each fiscal year during her employment term commencing with 2007, Ms. McKenney is eligible to receive a grant of restricted shares of common stock in an amount to be determined by the Compensation Committee. In the event her position is eliminated, her responsibilities materially change or her title, base salary or annual incentive target change for any reason other than cause during the first year following a change in control of the company, Ms. McKenney will be entitled to one year of base salary and target bonus.

In July 2007, we also agreed with Ms. McKenney that all restrictions on restricted shares held by her will lapse and become non-forfeitable after a change in control of the company under the same circumstances as described above for Mr. Shassian.

The following table sets forth the amounts Ms. McKenney would have been entitled to from us had her employment been terminated as of December 31, 2007 following a change in control. Ms. McKenney would not be entitled to any severance amounts upon termination for any other reason.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Restricted Stock (2)	Total
Change in control	$283,250	$212,437	$641,808	$1,137,495

(1)	Payable in a lump sum upon termination.

(2)	Dollar value of 50,417 shares of restricted stock held by Ms. McKenney on December 31, 2007 based on the closing sales price of $12.73 per share of our common stock on December 31, 2007.

John H. Casey, III

John H. Casey, III retired as Executive Vice President effective November 15, 2007. Upon Mr. Casey’s departure he entered into a Separation Agreement and Release pursuant to which he will receive on May 27, 2008, six months and one day after the effectiveness of his separation agreement, $830,000 in cash, representing one year of base salary and his 2007 target bonus. In addition, the restrictions on all 81,667 shares of restricted stock held by him lapsed. Mr. Casey will also be entitled to continued medical, dental and life insurance and other health benefits for one year from his departure date. In addition, Mr. Casey will be entitled to his pension benefit as set forth under “Pension Benefits.” During 2008, Mr. Casey will provide us with one month’s consulting services at no cost to us.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Ms. Fitt, as Chair, and Ms. Abernathy, Ms. Finard and Mr. Wick. None of our executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

PROPOSED AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION

(Items 2 and 3 on the Proxy Card)

The board of directors approved the Name Change Amendment and the Purposes Clause Amendment on February 21, 2008, subject to stockholder approval. Approval of either Amendment is not conditioned upon approval of the other Amendment.

Name Change Amendment

If the Name Change Amendment is approved, we will amend Article FIRST of our Restated Certificate of Incorporation to change our name from “Citizens Communications Company” to “Frontier Communications Corporation” in order to align our company name with the brand name under which we operate and are known in our markets. The amendment to the Restated Certificate of Incorporation to effectuate the Name Change Amendment will take the following form:

“Article FIRST is hereby amended to read in its entirety as follows:

FIRST: The name of this corporation is FRONTIER COMMUNICATIONS CORPORATION.”

We expect formal implementation of the name change to be completed shortly after filing of the Amendment with the Delaware Secretary of State (assuming stockholder approval is received). However, transitional uses of the name “Citizens Communications Company” may continue for some time in order minimize the risk of both vendor and customer confusion. Implementation costs during fiscal year 2008 are not expected to be material.

Purposes Clause Amendment

Article THIRD of our Restated Certificate of Incorporation currently consists of 26 paragraphs which enumerate the purposes for which our company may legally act. The Purposes Clause Amendment will replace the enumerated purposes clause with a general purposes clause. The Purposes Clause Amendment is intended to simplify our complex and cumbersome certificate of incorporation by deleting sections which are no longer necessary. The enumerated purposes clause, which was adopted upon our company’s incorporation in 1935, is not required by Delaware law. Delaware law permits corporations to use a general statement of purposes, which allows a corporation to engage in any lawful activity. Replacing the enumerated purposes clause with a general purposes clause will not have a substantive effect on our company or our stockholders.

The amendment to the certificate of incorporation to effectuate the Purposes Clause Amendment will take the following form:

“Article THIRD is hereby amended to read in its entirety as follows:

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as from time to time amended.”

The board of directors recommends that you vote FOR these proposals.

STOCKHOLDER PROPOSAL

(Item 4 on the Proxy Card)

We have received a stockholder proposal from the Communications Workers of America General Fund, or “CWA,” 501 Third Street, N.W., Washington, D.C. 20001. The CWA has requested that we include the following proposal and supporting statement in our proxy statement for the meeting, and if properly presented at the meeting, this proposal will be voted on at the meeting. The CWA beneficially owns at least $2,000 in market value of our common stock. The stockholder proposal and supporting statement are quoted verbatim in italics below.

Our management does not support the adoption of the resolution proposed below and asks stockholders to consider management’s response, which follows the stockholder proposal. The board of directors recommends a vote AGAINST this proposal.

Shareholder Proposal

Resolved: The shareholders of Citizens Communications Company request that the Board of Directors adopt a policy that shareholders will be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Company’s management, to approve or disapprove the compensation of the named executive officers disclosed in the Summary Compensation Table of the proxy statement. The board should provide appropriate disclosures to ensure that shareholders understand that the vote is advisory and will neither abrogate any employment agreement nor affect any compensation already paid or awarded.

Supporting Statement

In our view, existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with adequate means for communicating their views on senior executive compensation to boards of directors. In contrast, in the United Kingdom shareholders of public companies are permitted to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote is not binding, but it gives shareholders an opportunity to communicate views in a manner that could influence senior executive compensation.

“Say on Pay” in the U.K., we believe, serves a constructive purpose. A study by the Yale School of Management found that the resulting dialogue between boards and shareholders appeared to moderate pay increases, enhance the ability of compensation committees to stand up to insider pressures, and add legitimacy to the executive compensation process. (See Stephen Davis, “Does ‘Say on Pay’ Work?” Millstein Center for Corporate Governance and Performance, Yale, 2007)

U.S. stock exchange listing standards currently require shareholder approval of equity-based compensation plans. However, those plans give compensation committees broad discretion in making awards and establishing performance thresholds. Also, the performance criteria submitted for shareholder approval are generally stated in broad terms that, in our view, do not effectively constrain compensation.

Under the circumstances, we do not believe shareholders have an adequate mechanism for providing feedback with respect to the application of these general criteria to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance, 49 (2004)). While withholding votes from compensation committee members who stand for reelection is an option, we believe that course is a blunt and insufficient instrument for registering dissatisfaction with the way compensation committees have administered compensation plans and policies.

This proposal looks to the future and would give shareholders a voice that could help assure that such excessive compensation does not continue. The annual “Say on Pay” would also provide a focus for media scrutiny that could assist in bringing about more reasonable compensation practices.

We urge Citizens’ board to allow shareholders to express their opinion about senior executive compensation by establishing an annual shareholder “Say on Pay.” We believe the results of such a vote would provide our Board with useful information about whether shareholders view the company’s senior executive compensation, as reported each year in the proxy statement, to be appropriate.

Management Statement in Opposition to Stockholder Proposal

The board of directors recommends that you vote AGAINST this stockholder proposal for the following reasons:

The Process Requested by the Proposal is Unnecessary Because Citizens Already has an Efficient and Meaningful Method of Communicating with the Board of Directors

As discussed on page 15 under the heading “Communications with the Board of Directors,” stockholders and other interested parties may communicate directly with the board or any specific director, including the Lead Director, any non-management director, or the non-management directors as a group, by writing to such director or group of directors at: Citizens Communications Company, Three High Ridge Park, Stamford, Connecticut 06905. Any communication will be forwarded to the director or directors to whom it is addressed.

The Vote Advocated by the Proposal Would Be an Imprecise and Inefficient Method of Expressing Support or Criticism of Citizens’ Executive Compensation Practices

Contrary to the assertions in the supporting statement for the proposal, the process advocated by the proposal would not provide “useful feedback” on executive compensation. We believe that a simple “yes” or “no” vote would not provide the Compensation Committee with sufficient insight into specific stockholder concerns regarding executive compensation that the Compensation Committee could consider when evaluating Citizens’ executive compensation practices.

The Proposal Fails to Recognize that Citizens Already Has in Place a Disciplined, Performance-Based Executive Compensation Program Designed to Align the Interests of our Executives with Those of our Stockholders

We believe that we have implemented an executive compensation program that is marketplace competitive and performance-based. The Compensation Committee, which is composed entirely of independent directors who have a fiduciary duty to establish compensation programs that are in the best interests of our stockholders, oversees our executive compensation program. The Compensation Committee spends a substantial amount of time reviewing a wide range of information impacting executive compensation, trends and detailed benchmarking data on prevailing compensation levels and programs at comparable companies. The Compensation Committee reviews this information and other data with its independent compensation consultant.

We believe that the compensation we pay to our executive officers is reasonable and appropriate. The performance of the CEO and the other named executive officers is measured against specific company and individual performance metrics. In determining the compensation for the CEO and other named executive officers, the Compensation Committee engages in an extensive and rigorous process to evaluate the executive’s performance against the pre-determined metrics and the third party data referred to above. In addition, we believe our current executive compensation program is appropriately designed and balanced to achieve and communicate our executive compensation goals. We explain the Compensation Committee’s processes and conclusions in detail in our annual proxy statements. In short, executive compensation should continue to be the responsibility of disinterested independent fiduciaries who have the time, experience, expertise and resources to design and administer effective programs.

The Proposal Could Harm our Efforts to Recruit and Retain Exceptional Senior Executives

By requiring a practice not followed by most other U.S. companies, the proposal could constrain our efforts to recruit and retain exceptional senior executives to the extent they perceive this new practice as a threat to our commitment to pay competitive compensation. Also, by creating the risk that the good faith judgments of the independent directors who comprise the Compensation Committee could be “second-guessed,” the proposal could negatively impact the willingness of board members to serve on our Compensation Committee.

In summary, the board of directors does not believe the advisory vote called for by the stockholder proposal will enhance Citizens’ executive compensation program or otherwise is in the best interests of Citizens’ stockholders.

For the reasons described above, the board of directors recommends a vote AGAINST the stockholder proposal.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2007 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,289,284	$13.09	5,242,717

Equity compensation plans not approved by security holders	—	—	—

Total	4,289,284	$13.09	5,242,717

AUDIT COMMITTEE REPORT

The Audit Committee is responsible, under its charter, for oversight of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee has the authority to retain and terminate the independent registered public accounting firm, to review the scope and terms of the audit and to approve the fees to be charged. The Audit Committee monitors our system of internal control over financial reporting, and management’s certifications as to disclosure controls and procedures and internal controls for financial reporting. Our management and independent registered public accounting firm, not the Audit Committee, are responsible for the planning and conduct of the audit of our consolidated financial statements and determining that the consolidated financial statements are complete and accurate and prepared in accordance with U.S. generally accepted accounting principles.

The Audit Committee has met and held discussions with management, our senior internal auditor and our independent registered public accounting firm (with and without management and our senior internal auditor present) and has reviewed and discussed the audited consolidated financial statements and related internal control over financial reporting with management and our independent registered public accounting firm.

The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380).

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with our independent registered public accounting firm that firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC. The Audit Committee selected KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2008, which is being presented to stockholders at the meeting for ratification.

Submitted by:

Howard L. Schrott, Chair

Leroy T. Barnes, Jr.

Larraine D. Segil

Bradley E. Singer

David H. Ward

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates it by reference in a filing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

In accordance with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the NYSE, the Audit Committee pre-approves all auditing and permissible non-auditing services that will be provided by KPMG LLP, our independent registered public accounting firm.

The following table sets forth the fees for professional audit services paid by us to KPMG LLP, our independent registered public accounting firm:

	2007	2006
Audit Fees	$2,995,000	$2,697,132
Audit-Related Fees	629,600	505,000
Tax Fees	178,720	—
All Other Fees	—	1,210,480

Total	$3,803,320	$4,412,612

Audit Fees

Audit fees relate to professional services rendered in connection with the audit of our annual consolidated financial statements included on Form 10-K and internal control over financial reporting, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q, and audit services provided in connection with other subsidiary and regulatory audit reports. These fees were approved by the Audit Committee. Audit fees for 2008 will be $3,000,000.

Audit-Related Fees

Fees are for work performed by KPMG LLP in connection with our acquisition of Commonwealth Telephone Enterprises, Inc. (“CTE”) and our registration statements in 2007. The 2006 fees are in connection with our registration statements.

Tax Fees

Fees for work performed by KPMG LLP are for tax-related professional services provided to CTE during 2007. No services were performed by KPMG LLP for tax-related professional services during 2006.

All Other Fees

For 2006, fees are for additional audit services required as a result of the sale of our subsidiary, Electric Lightwave LLC.

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item 5 on the Proxy Card)

The board of directors recommends that the stockholders ratify the selection of KPMG LLP, registered public accounting firm, as the independent registered public accounting firm to audit our accounts and those of our subsidiaries for 2008. The Audit Committee approved the selection of KPMG LLP as our independent registered public accounting firm for 2008. KPMG LLP is currently our independent registered public accounting firm.

The board of directors recommends a vote FOR this proposal.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2007 Annual Report to Stockholders is being furnished to stockholders concurrently herewith. Stockholders may request another free copy of our 2007 Annual Report from:

Citizens Communications Company

Attn: Investor Relations Department

Three High Ridge Park

Stamford, Connecticut 06905

Telephone: (800) 877-4390

E-mail: citizens@czn.com

PROPOSALS BY STOCKHOLDERS

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation at our 2009 annual stockholders meeting must be received by us no later than December 10, 2008. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary

Citizens Communications Company

Three High Ridge Park

Stamford, Connecticut 06905

Fax: (203) 614-4651

For a stockholder proposal that is not intended to be included in our 2009 proxy statement under Rule 14a-8, our bylaws require the stockholder’s written proposal be submitted to our Secretary at the address above:

•	On or after the close of business on January 15, 2009; and

•	On or before the close of business on February 14, 2009.

In such a case, the notice of proposal must meet certain requirements set forth in our bylaws. Such proposals are not required to be included in our proxy materials.

If the date of the stockholder meeting is moved more than 30 days before or after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received not less than a reasonable time, as determined by our board, prior to the printing and mailing of proxy materials for the applicable annual meeting.

Citizens Communications Company

Three High Ridge Park

Stamford, Connecticut 06905

2008 Annual Meeting of Stockholders

10:00 a.m., Eastern Daylight Savings Time, May 15, 2008

Three High Ridge Park

Stamford, Connecticut 06905

ADVANCE REGISTRATION

Attendance at the meeting is limited to our stockholders, or their authorized representatives, and our guests. If you plan to attend or send a representative to the meeting, please notify us by marking the Advance Registration box on your proxy.

You may view this proxy statement and our Annual Report at the following Internet web site: www.proxyvote.com. An advance registration form may be submitted (for registered stockholders only) by selecting the proxy statement, the advance registration form and then clicking on the submit button once you have completed the form.

CITIZENS COMMUNICATIONS COMPANY 3 HIGH RIDGE PARK STAMFORD, CT 06905

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Daylight Saving Time, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Citizens Communications Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Saving Time, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Citizens Communications Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	CTZEN1 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CITIZENS COMMUNICATIONS COMPANY	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” the nominees listed below and “FOR” Proposals 2, 3 and 5 and “AGAINST” Proposal 4.
	☐	☐	☐
Proposal 1 — To elect Directors
Nominees:

01)    Kathleen Q. Abernathy   08)    Howard L. Schrott

02)    Leroy T. Barnes, Jr.        09)    Larraine D. Segil

03)    Peter C.B. Bynoe            10)    David H. Ward

04)    Michael T. Dugan           11)    Myron A. Wick, III

05)    Jeri B. Finard                  12)    Mary Agnes Wilderotter

06)    Lawton Wehle Fitt

07)    William M. Kraus

	For	Against	Abstain

Proposal 2				Proposal 4	For	Against	Abstain
To adopt an amendment to the Company’s Restated Certificate of Incorporation to change the Company’s name to Frontier Communications Corporation.	☐	☐	☐	To consider and vote upon a stockholder proposal, if presented at the meeting.	☐	☐	☐

Proposal 3				Proposal 5
To adopt an amendment to the Company’s Restated Certificate of Incorporation to replace the enumerated purposes clause with a general purposes clause.	☐	☐	☐	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2008.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. See reverse for additional proxy information.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Information about Delivery of Stockholder Materials

“Householding”

In an effort to minimize costs and the amount of duplicate material a household receives, we are sending one Form 10-K to accounts sharing the same last name and address. A copy of Citizens’ 2007 Form 10-K, if not included in this package, has been sent to your address in another proxy package and should have already arrived. If you have not yet received a Form 10-K, would like another copy, and/or wish to receive financial reports for each account in your household in the future, please contact Citizens’ investor relations department by phone at 1-800-877-4390; by mail at 3 High Ridge Park, Stamford, CT, 06905; or by email at Citizens@czn.com.

Vote Your Proxy Online

You can use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Daylight Saving Time, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. There is no charge to you for this service, but there may be costs associated with access to the Internet, such as usage charges for your Internet service provider and/or telephone companies.

Electronic Delivery of Future Proxy Material

After submitting your proxy vote online, you may elect to receive future proxy material (annual report, proxy statement, etc.) from Citizens electronically. Before exiting www.proxyvote.com, click the button for “Electronic Delivery” and enter your email address. Then click the button indicating your consent to receive future information in an electronic format. Next year, you will receive an email providing information about where to locate the annual report and proxy statement online and how to vote these shares.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — —

CITIZENS 401(K) SAVINGS PLAN

Proxy Solicited on Behalf of Board of Directors

The undersigned hereby authorizes and directs T. Rowe Price Retirement Plan Services, as the Trustee under the Citizens 401(k) Savings Plan, to vote all shares of stock allocable to the undersigned under the provisions of the Plan and appoints William M. Kraus, Howard L. Schrott and Myron A. Wick, III, or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Citizens Communications Company (the “Company”) to be held on Thursday, May 15, 2008, at 10:00 a.m., Eastern Daylight Saving Time, at our offices at 3 High Ridge Park, Stamford, CT 06905, and at any adjournments thereof. Said Trustee is authorized and directed to execute and deliver a written proxy appointing such individuals to act as proxies as directed.

This proxy, when properly executed, will be voted in the manner directed by the signatory stockholder. If no direction is given, it will be voted in FAVOR of the election of all directors and the adoption of Proposal 2, Proposal 3 and Proposal 5 and AGAINST Proposal 4.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CITIZENS COMMUNICATIONS COMPANY 3 HIGH RIDGE PARK STAMFORD, CT 06905

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Daylight Saving Time, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Citizens Communications Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Saving Time, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Citizens Communications Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	CTZEN3 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CITIZENS COMMUNICATIONS COMPANY	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” the nominees listed below and “FOR” Proposals 2, 3 and 5 and “AGAINST” Proposal 4.
	☐	☐	☐
Proposal 1 — To elect Directors
Nominees:

01)    Kathleen Q. Abernathy   08)    Howard L. Schrott

02)    Leroy T. Barnes, Jr.        09)    Larraine D. Segil

03)    Peter C.B. Bynoe            10)    David H. Ward

04)    Michael T. Dugan           11)    Myron A. Wick, III

05)    Jeri B. Finard                  12)    Mary Agnes Wilderotter

06)    Lawton Wehle Fitt

07)    William M. Kraus

	For	Against	Abstain

Proposal 2				Proposal 4	For	Against	Abstain
To adopt an amendment to the Company’s Restated Certificate of Incorporation to change the Company’s name to Frontier Communications Corporation.	☐	☐	☐	To consider and vote upon a stockholder proposal, if presented at the meeting.	☐	☐	☐

Proposal 3				Proposal 5
To adopt an amendment to the Company’s Restated Certificate of Incorporation to replace the enumerated purposes clause with a general purposes clause.	☐	☐	☐	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2008.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. See reverse for additional proxy information.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

                                                                         Information about Delivery of Stockholder Materials

“Householding”

In an effort to minimize costs and the amount of duplicate material a household receives, we are sending one Form 10-K to accounts sharing the same last name and address. A copy of Citizens’ 2007 Form 10-K, if not included in this package, has been sent to your address in another proxy package and should have already arrived. If you have not yet received a Form 10-K, would like another copy, and/or wish to receive financial reports for each account in your household in the future, please contact Citizens’ investor relations department by phone at 1-800-877-4390; by mail at 3 High Ridge Park, Stamford, CT, 06905; or by email at Citizens@czn.com.

Vote Your Proxy Online

You can use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Daylight Saving Time, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. There is no charge to you for this service, but there may be costs associated with access to the Internet, such as usage charges for your Internet service provider and/or telephone companies.

Electronic Delivery of Future Proxy Material

After submitting your proxy vote online, you may elect to receive future proxy material (annual report, proxy statement, etc.) from Citizens electronically. Before exiting www.proxyvote.com, click the button for “Electronic Delivery” and enter your email address. Then click the button indicating your consent to receive future information in an electronic format. Next year, you will receive an email providing information about where to locate the annual report and proxy statement online and how to vote these shares.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

CITIZENS COMMUNICATIONS COMPANY
Proxy Solicited on Behalf of Board of Directors

The undersigned hereby appoints William M. Kraus, Howard L. Schrott and Myron A. Wick, III, or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Citizens Communications Company (the “Company”) to be held on Thursday, May 15, 2008, at 10:00 a.m., Eastern Daylight Saving Time, at our offices at
3 High Ridge Park, Stamford, CT 06905, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed, and in their discretion upon such other matters as may come before the meeting.

This proxy, when properly executed, will be voted in the manner directed by the signatory stockholder. If no direction is given, it will be voted in FAVOR of the election of all directors and the adoption of Proposal 2, Proposal 3 and Proposal 5 and AGAINST Proposal 4.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)